                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
                                                     ------

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive additional materials

[_] Soliciting material pursuant to Rule 14a-11(c) or 14a-12

                              GRUMMAN CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              GRUMMAN CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[_] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

- -------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: /1/

- -------------------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

- -------------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

- -------------------------------------------------------------------------------

        (2) Form, schedule or registration statement no.:

- -------------------------------------------------------------------------------

        (3) Filing party:

- -------------------------------------------------------------------------------

        (4) Date filed:

- -------------------------------------------------------------------------------

- ------------
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                              GRUMMAN CORPORATION
                              1111 STEWART AVENUE
                         BETHPAGE, NEW YORK 11714-3580
                                 (516) 575-0574

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders:

  Notice is hereby given that a Special Meeting of Shareholders of Grumman Corporation (the "Company") will be held at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New York 10166, at 10:00 A.M. on Wednesday, May 18, 1994 for the following purposes:

    1. To consider and act upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 3, 1994, among the Company, Northrop Corporation ("Northrop") and Northrop Acquisition, Inc. ("Northrop Acquisition"), a wholly-owned subsidiary of Northrop, which Merger Agreement provides, among other things, for the merger (the "Merger") of Northrop Acquisition with and into the Company, with the Company being the surviving corporation. Pursuant to the Merger Agreement, each outstanding share of Common Stock, par value $1.00 per share, of the Company (other than those shares held by the Company's treasury or by any of the Company's subsidiaries, shares owned by Northrop or any of its subsidiaries and those shares owned by shareholders who properly exercised their dissenters' rights under New York law) will be converted into the right to receive $62 in cash, without interest.

    2. To transact such other business related to the proposed Merger as may properly come before the Special Meeting or any adjournment thereof.

  A copy of the Merger Agreement is attached as Exhibit A to the Proxy Statement that accompanies this Notice of Special Meeting.

  BY UNANIMOUS VOTE, THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE ACQUISITION OF THE COMPANY BY NORTHROP PURSUANT TO THE MERGER AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. THE COMPANY'S BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  The Board of Directors has fixed the close of business on April 25, 1994 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. As of that date, Northrop Acquisition owned approximately 93% of the outstanding shares of the Common Stock of the Company. Under the terms of the Merger Agreement, Northrop is obligated, and intends, to cause Northrop Acquisition to vote such shares in favor of the approval of the Merger Agreement, thereby assuring approval of the Merger Agreement by the Shareholders of the Company whether or not any shares which are not owned by Northrop or its subsidiaries are voted in favor of the approval of the Merger Agreement. If the Merger is consummated, holders of Shares who do not vote in favor of approval of the Merger Agreement and who otherwise comply with the requirements of Section 623 of the New York Business Corporation Law will be entitled to statutory appraisal rights.

                                          By order of the Board of Directors

                                          Sheila M. Gibbons
                                          Corporate Secretary

Bethpage, New York

May 3, 1994

                              GRUMMAN CORPORATION
                              1111 STEWART AVENUE
                         BETHPAGE, NEW YORK 11714-3580
                                 (516) 575-0574

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                  INTRODUCTION

  This Proxy Statement is being furnished to the shareholders of Grumman Corporation, a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Special Meeting of Shareholders of the Company to be held on Wednesday, May 18, 1994 and at any adjournment thereof (the "Special Meeting") which is being held for the purpose of voting upon the approval of the Agreement and Plan of Merger, dated as of April 3, 1994 (the "Merger Agreement"), among the Company, Northrop Corporation, a Delaware corporation ("Northrop") and Northrop Acquisition, Inc. ("Northrop Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Northrop. A copy of the Merger Agreement is attached to this Proxy Statement as Exhibit A. The Merger Agreement provides for the merger of Northrop Acquisition, a wholly-owned subsidiary of Northrop, with and into the Company (the "Merger"), as a result of which the Company will become a wholly-owned subsidiary of Northrop. At the effective time of the Merger (the "Effective Time"), each outstanding share of Common Stock, par value $1.00 per share, of the Company (the "Shares"), other than Shares held by the Company's treasury or by any of the Company's subsidiaries, Shares owned by Northrop or any of its subsidiaries and those Shares owned by shareholders who properly exercised their dissenters' rights under New York law, will be converted into the right to receive $62 in cash, without interest. See "General Information" and "The Merger."

  Northrop Acquisition owns 32,766,109 Shares (approximately 93% of the currently outstanding Shares), which it acquired in a cash tender offer for all Shares at $62 per Share (the "Offer") which expired on April 15, 1994 as a first step in Northrop's acquisition of the Company. Under the terms of the Merger Agreement, Northrop is obligated, and intends, to cause Northrop Acquisition to vote its Shares in favor of approval of the Merger Agreement, thereby assuring approval of the Merger Agreement by the shareholders of the Company. See "General Information--Vote Required and Ownership."

  BY UNANIMOUS VOTE, THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE ACQUISITION OF THE COMPANY BY NORTHROP PURSUANT TO THE MERGER AGREEMENT (THE "ACQUISITION") IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. THE COMPANY'S BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                               ----------------

  The date of this Proxy Statement is May 3, 1994. This Proxy Statement will be mailed to the shareholders on or about May 3, 1994.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Introduction..............................................................    1
Summary...................................................................    3
General Information.......................................................    6
 Purpose of the Special Meeting...........................................    6
 Vote Required and Ownership..............................................    6
 Proxies..................................................................    6
 Northrop Information.....................................................    6
Background of the Merger..................................................    7
The Merger................................................................    8
 Reasons for the Acquisition..............................................    8
 Opinion of Investment Banker.............................................    9
 Provisions of the Merger Agreement.......................................   12
  Conversion of Shares....................................................   13
  Surrender of Share Certificates.........................................   14
  Representations and Warranties..........................................   14
  Covenants...............................................................   15
  Other Potential Bidders.................................................   15
  Conditions..............................................................   15
  Termination.............................................................   15
  Fees and Expenses.......................................................   16
  Indemnification; Insurance..............................................   18
  Redemption of Rights....................................................   18
  Amendment...............................................................   18
  Extension; Waiver.......................................................   18
 Shareholders Dissenters' Rights..........................................   19
 Source and Amount of Funds...............................................   19
 Certain Tax Consequences.................................................   20
 Deregistration and Delisting of Shares...................................   21
Market Prices of the Company Shares and Dividends.........................   21
Selected Financial Data of the Company....................................   22
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business and Properties of the Company....................................   28
Certain Information Concerning Northrop and Northrop Acquisition..........   37
Beneficial Ownership of Shares............................................   38
Independent Accountants...................................................   38
Experts...................................................................   38
Proxy Solicitation........................................................   38
Other Business............................................................   39
Index to Financial Statements.............................................  F-1
EXHIBIT A--Merger Agreement...............................................  A-1
EXHIBIT B--Opinion of Goldman, Sachs & Co.................................  B-1
EXHIBIT C--Section 623 of the New York Business Corporation Law (Dissent-
 ers' Rights).............................................................  C-1

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is necessarily incomplete and is qualified in its entirety by reference to the full text of this Proxy Statement, the exhibits hereto, and the documents referred to herein and therein. Capitalized terms used and not defined in the following summary have the meanings set forth under "Introduction" above.

                              GENERAL INFORMATION

 Date, Time and Place
 of Special Meeting.. Wednesday, May 18, 1994 at 10:00 A.M. at the Offices of
                      Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New
                      York 10166
 Purpose............. To consider and act upon a proposal to approve the Merger
                      Agreement. See "General Information--Purpose of the
                      Special Meeting."
 Record Date......... Close of business on April 25, 1994.
 Vote Required....... The Affirmative vote of 66 2/3% of the outstanding Shares will be required to approve the Merger Agreement. See
                      "General Information--Vote Required and Ownership."
 Ownership........... Northrop Acquisition currently owns 32,766,109 Shares
                      (approximately 93% of the Shares outstanding) which it
                      purchased for $62 per Share pursuant to the Offer.
                      Northrop is obligated, and intends, to cause Northrop
                      Acquisition to vote its Shares in favor of approval of
                      the Merger Agreement. As a result, shareholder approval
                      of the Merger Agreement will be assured by Northrop's
                      vote.
 Recommendation...... BY UNANIMOUS VOTE, THE BOARD OF DIRECTORS OF THE COMPANY
                      HAS DETERMINED THAT THE ACQUISITION IS FAIR TO AND IN THE
                      BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. THE
                      COMPANY'S BOARD HAS APPROVED THE MERGER AGREEMENT AND
                      RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE
                      MERGER AGREEMENT.

                                   THE MERGER

 Reasons for the
 Merger.............. The purpose of the Merger is to complete the Acquisition in accordance with the Merger Agreement (the Offer having
                      been the first step). See "The Merger--Reasons for the
                      Acquisition."
 Conditions to the
 Merger.............. Consummation of the Merger is subject to certain conditions, including the approval of the Merger
                      Agreement by the shareholders of the Company (which
                      approval is assured by Northrop's vote) and there being
                      no statute, rule, regulation, executive order, decree,
                      ruling or injunction prohibiting, restraining, enjoining
                      or restricting the consummation of the Merger. See "The
                      Merger--Provisions of the Merger Agreement--Conditions."
 Conversion of
 Shares.............. Each Share outstanding at the Effective Time (other than those Shares held by the Company's treasury or by any of
                      the Company's subsidiaries, Shares owned by Northrop or
                      any of its subsidiaries and those Shares owned by
                      shareholders who properly exercised their dissenters'
                      rights under New York law) will be converted into the
                      right to receive $62 in cash, without interest. See "The
                      Merger--Provisions of the Merger Agreement--Conversion of
                      Shares."

 Effective Time of
 the Merger........ Subject to the terms and conditions of the Merger
                    Agreement, the Merger is currently expected to become
                    effective on or shortly after the date of the Special
                    Meeting.
 Surrender of Share
 Certificates...... Promptly after the Effective Time, a Letter of Transmittal with instructions will be mailed to all holders of record
                    of Shares at the close of business on the effective date of the Merger for use in surrendering their certificates
                    representing Shares. See "The Merger--Provisions of the
                    Merger Agreement--Surrender of Share Certificates."
                    CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF
                    TRANSMITTAL AND SUCH INSTRUCTIONS ARE RECEIVED AND SHOULD
                    THEN ONLY BE SURRENDERED IN ACCORDANCE WITH SUCH
                    INSTRUCTIONS.
 Employee Stock
 Options........... Each stock option outstanding at the Effective Time under the Company's stock plans will be exercisable for a short-
                    term debt instrument of the Company in a face amount (and
                    with an interest rate and other terms designed to provide a fair value) equal to the amount determined by multiplying
                    $62 by the number of Shares covered by the option. See "The
                    Merger--Provisions of the Merger Agreement."
 Tax Consequences
 to Shareholders... The receipt of cash by a Company shareholder pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable
                    state, local and foreign tax laws. See "The Merger--Certain
                    Tax Consequences." ALL SHAREHOLDERS ARE URGED TO CONSULT
                    THEIR OWN TAX ADVISORS.
 Termination of the
 Merger............ The Merger Agreement may be terminated by the mutual written consent of Northrop, Northrop Acquisition and the
                    Company or in other specific circumstances. See "The
                    Merger--Provisions of the Merger Agreement--Termination."
 Dissenter's
 Rights............ If the Merger is consummated, holders of Shares who do not vote in favor of approval of the Merger Agreement and who
                    otherwise comply with the requirements of Section 623 of
                    the New York Business Corporation Law will be entitled to
                    statutory appraisal rights. See "Shareholders Dissenters'
                    Rights."

                              GRUMMAN CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following summarizes consolidated financial information of the Company and is qualified in its entirety by the more detailed information contained in this Proxy Statement including the financial statements and notes thereto. All amounts are in thousands except per share data.

                                        YEAR ENDED DECEMBER 31,
                         -------------------------------------------------------
                            1993       1992        1991       1990       1989
                         ---------- ----------  ---------- ---------- ----------
Summary of Statement of
 Income:
  Revenue............... $3,249,124 $3,503,950  $3,973,851 $4,003,866 $3,523,894
  Net income (loss).....     58,807   (123,174)     99,337     85,572     67,264
  Net income (loss) per
   share................       1.71      (3.73)       2.88       2.48       1.91

                                         YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------
                             1993       1992       1991       1990       1989
                          ---------- ---------- ---------- ---------- ----------
Summary of Balance Sheet
 Data:
  Total assets..........  $2,024,449 $2,089,016 $2,242,416 $2,334,222 $2,506,512
  Long-term debt and
   redeemable preferred
   stock................     243,106    355,244    743,904    784,393    883,902
  Shareholders' equity
   per common share.....       24.55      23.66      28.61      26.45      24.80

                              GENERAL INFORMATION

PURPOSE OF THE SPECIAL MEETING

  The Special Meeting is being held on Wednesday, May 18, 1994 at 10:00 A.M. at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New York 10166, to consider and act upon a proposal to approve the Merger Agreement pursuant to which Northrop Acquisition will be merged with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"), and the Company will become a wholly-owned subsidiary of Northrop.

  BY UNANIMOUS VOTE, THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE ACQUISITION IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. THE COMPANY'S BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  Each Share outstanding at the Effective Time (other than those Shares held by the Company's treasury or by any of the Company's subsidiaries, Shares owned by Northrop or any of its subsidiaries and those Shares owned by shareholders who properly exercised their dissenters' rights under New York law) will be converted into the right to receive $62 in cash, without interest. See "The Merger--Provisions of the Merger Agreement--Conversion of Shares." As a result of the Offer contemplated by the Merger Agreement, Northrop Acquisition purchased an aggregate of 32,766,109 Shares (approximately 93% of the outstanding Shares) at $62 per Share.

VOTE REQUIRED AND OWNERSHIP

  Only shareholders of record at the close of business on April 25, 1994 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting and any adjournment thereof. The affirmative vote, in person or by proxy, of a least 66 2/3% of the Shares outstanding on the Record Date, or 23,378,120 Shares, is required for the approval of the Merger Agreement. On the Record Date, there were 35,293,885 outstanding Shares, held of record by approximately 7,000 shareholders. Each Share outstanding on such date is entitled to one vote at the Special Meeting. On the Record Date, Northrop Acquisition owned 32,766,109 Shares (approximately 93% of the Shares outstanding). Under the Merger Agreement, Northrop is obligated, and intends, to cause Northrop Acquisition to vote its Shares in favor of the approval of the Merger Agreement, thereby assuring approval of the Merger Agreement by the shareholders of the Company whether or not any Shares which are not owned by Northrop Acquisition are voted in favor of its approval. It is the Company's policy that all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is expressly requested by a shareholder or during a contested election for the Board of Directors, or is otherwise mandated by applicable law, regulation or court order. The tabulators and the inspectors of election are independent professionals, and not employees of the Company. Abstentions and broker nonvotes on returned proxies and ballots shall be counted as neither For nor Against a matter, but the shares represented by such abstention or broker nonvote shall be considered present at the Special Meeting for quorum purposes.

PROXIES

  The enclosed proxy is being solicited by the Board of Directors of the Company for use in connection with the Special Meeting and any adjournment thereof. Shares represented by each proxy received by the Company in the form solicited by the Board of Directors will be voted as specified by the shareholder on the proxy, and will be voted FOR approval of the Merger Agreement if no specification is made. Any proxy may be revoked at any time prior to the voting thereof.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

NORTHROP INFORMATION

  All information contained in this Proxy Statement with respect to Northrop and its subsidiaries has been supplied by Northrop for inclusion herein and has not been independently verified by the Company.

                            BACKGROUND OF THE MERGER

  In light of past and anticipated decreases in military spending and consolidations in the defense/aerospace industries over the last several years and other market factors, the Board has from time to time reviewed the Company's strategic planning, including the possibility of making acquisitions or entering into a business combination with a company engaged in similar or related businesses. In late 1992, members of management of the Company had conversations with members of management of Northrop and others regarding the possibility of engaging in discussions related to a possible business combination, which discussions were brought to the attention of members of the Board. These conversations did not result in further discussions at that time. In early 1993, members of management of the Company and Northrop discussed again the possibility of a business combination between the companies. On January 21, 1993, the companies entered into a confidentiality agreement pursuant to which the companies exchanged certain confidential nonfinancial information, but did not engage in extensive discussions.

  In late December 1993, the Company retained Goldman, Sachs & Co. ("Goldman") as its financial advisor in connection with the Company's review of its strategic and financial alternatives.

  On January 20, 1994, a regular meeting of the Board was held to discuss, among other things, the Company's strategic objectives. At the meeting, representatives of Goldman discussed with the Board various strategic alternatives, including growth of the Company through acquisitions as well as potential business combinations. Members of management discussed the status of contacts between the Company and Northrop. Representatives of Goldman then discussed with the Board potential acquisitions, noting that it might be difficult for the Company to execute an acquisition strategy to achieve the critical mass necessary to compete effectively in its businesses while still achieving its financial objectives, and also analyzed and discussed a number of potential merger candidates. Representatives of Goldman also presented a review of a possible business combination between the Company and Northrop, including summary business and financial information and historical stock trading information about Northrop and an analysis of the relative contribution of each company based on sales, operating profit and free cash flow. At the conclusion of such meeting, the Board determined that it would be consistent with the Company's stated strategic objectives and the interests of the shareholders of the Company to continue to investigate possible acquisition opportunities as well as discuss other possible strategic alternatives for the Company.

  In late January 1994, at the request of the Board, representatives of Goldman initiated contact with Martin Marietta Corporation ("Martin Marietta") to determine if Martin Marietta had any interest in exploring a possible business combination with the Company.

  Between February 8 and February 15, 1994, representatives of the Company and representatives of Martin Marietta met and held discussions in connection with Martin Marietta's due diligence investigation of the Company. In the course of such investigation, the Company provided Martin Marietta with certain non-public information regarding the Company pursuant to a confidentiality agreement. During this period, Martin Marietta informed the Company that if there were to be a business combination between the companies, Martin Marietta would be able to provide maximum value to the shareholders of the Company in a cash transaction.

  On February 10, 1994, Northrop's financial advisors presented representatives of Goldman with the outline of a possible stock-for-stock transaction which involved a cash election merger in which shareholders of each of the Company and Northrop would have the option to convert up to 34% of the shares of each company at an approximately 20% premium to market trading value and to exchange the remaining shares for shares of a new holding company on the basis of current market trading values.

  On February 17, 1994, the Board held its regular meeting, at which management reviewed discussions with Martin Marietta and Northrop. Representatives of management discussed with the Board the respective capabilities of Martin Marietta and the Company as well as the potential benefits of a combination of the Company with Martin Marietta, the effects thereof on the constituencies of the Company and other matters related thereto. Representatives of Goldman then presented to and discussed with the Board the latest proposal communicated by representatives of Northrop. Representatives of Goldman also discussed with the Board certain summary business and financial information and historical stock trading information about Martin Marietta and an analysis of the fit between the businesses of Martin Marietta and the Company, a comparison of the Company with other publicly-traded aerospace/defense companies, a review of analysts' estimates and an analysis of a share repurchase program by the Company. Based upon, among other things, the presentations of representatives of management and Goldman, the Board then determined that it was not interested in pursuing a transaction with Northrop under the terms outlined in its proposal, and representatives of Goldman were asked to communicate that determination to Northrop.

  On February 21, 1994, Martin Marietta sent the Company a letter stating that on the basis of the information provided to date, a projection of potential synergies and, subject to the conditions outlined therein, Martin Marietta would be prepared to place a cash value on Shares of the Company of $55.00 each. Between February 23 and March 6, 1994, further negotiations and discussions were held between representatives of the Company and representatives of Martin Marietta, and as a result, the Company and Martin Marietta entered into an Agreement and Plan of Merger on March 6, 1994 (the "Martin Marietta Merger Agreement") which provided for the acquisition by Martin Marietta of all of the outstanding Shares of the Company for $55.00 cash per Share. As contemplated by the Martin Marietta Merger Agreement, on March 8, 1994, Martin Marietta commenced a $55.00 per Share tender offer for all of the Company's outstanding Shares.

  On March 9, 1994, Northrop sent a letter to the Company expressing a continued interest in acquiring the Company and stating that the Board of Directors of Northrop had authorized the acquisition of the Company at $60.00 per Share. On March 14, 1994, Northrop commenced the offer for all of the Company's outstanding Shares at $60.00 per Share.

  On March 28, 1994, the Company sent a letter to Northrop and Martin Marietta setting forth rules and procedures for submitting proposals to acquire the Company, which provided, among other things, that any proposal should be the bidder's "best and highest offer" and should be delivered by 5:00 P.M. on March 31, 1994. Each of Northrop and Martin Marietta submitted letters to the Company by the deadline, with Martin Marietta indicating that it had no interest in increasing its $55.00 per Share offer and Northrop indicating that it was prepared to increase its $60.00 per Share offer to as high as $66.00 depending upon whether, and by what amount, Martin Marietta increased its offer.

  On April 2 and 3, 1994, representatives of Northrop and the Company met to discuss and negotiate the terms of the Merger Agreement, which thereafter was entered into on April 3. On April 4, Northrop announced that it had increased the price it was offering and amended its Offer to $62.00 per Share in accordance with the terms of the Merger Agreement.

  Northrop's Offer expired at 12:00 midnight on April 15, 1994 and as a result Northrop purchased all Shares tendered pursuant thereto (32,766,109 Shares or approximately 93.4% of the outstanding Shares).

                                   THE MERGER

REASONS FOR THE ACQUISITION

  The Merger Agreement provided for the making of the Offer and further provides that, as soon as practicable following the expiration of the Offer and the approval of the Merger Agreement by the Company's shareholders, a wholly-owned subsidiary of Northrop will be merged into the Company, with the effect that the Company will be the Surviving Corporation and will become a wholly-owned subsidiary of Northrop. The purpose of the Merger is to complete the acquisition in accordance with the Merger Agreement. At a meeting which will be held on May 18, 1994 Northrop will seek approval from its stockholders to amend its certificate of incorporation in order to change its name to Northrop Grumman Corporation.

  On April 3, 1994, the Company's Board held a Special Meeting. At such meeting, the Board reviewed with its senior management, legal counsel and financial advisors the discussions and negotiations between the Company and Northrop since the last meeting of the Board. The Board also heard presentations by its legal counsel on the terms and conditions contained in the Merger Agreement and by Goldman of its analysis of the proposed transaction, including reference to previous analyses discussed with the Board. Representatives of Goldman then delivered the oral opinion of Goldman to the Board (subsequently confirmed by written opinion) that, as of such date, the $62.00 in cash to be received by the holders of Shares in the Offer and the Merger is fair to such holders. Following further discussion, the Board unanimously adopted resolutions that the Board has, in light of and subject to the terms and conditions set forth in the Merger Agreement, determined that the Offer and Merger are fair to, and in the best interest of, the shareholders of the Company and that the Offer and the Merger represent the best value available under the circumstances to the Company's shareholders; authorizing the execution and delivery of the Merger Agreement substantially in the form presented to it; recommending that the shareholders of the Company accept the Offer and tender their shares to Northrop and approve and adopt the Merger Agreement; authorizing the termination of the Martin Marietta Merger Agreement, including authorization of payment of the fee required thereby; and affirming that, in view of the March 31, 1994 letters from Martin Marietta and Northrop and the Merger Agreement and in light of all the relevant circumstances, the Board recommended that shareholders reject the Martin Marietta tender offer.

  In determining to approve the Merger Agreement and to recommend acceptance of the Offer, the Board considered a number of factors, including, without limitation, the following:

    (i) The Board's understanding of the strategic options available to the Company in light of past and anticipated decreases in military spending and consolidations in the defense/aerospace industries;

    (ii) The Board's review of presentations from, and discussion of the terms and conditions of the Offer and the Merger with, senior executive officers of the Company, representatives of its legal counsel and representatives of Goldman;

    (iii) The Board's consideration of, among other things, information with respect to the financial condition, results of operations and business of the Company, on both an historical and a prospective basis, and current industry, economic and market conditions, as well as other constituencies of the Company;

    (iv) The Board's review of the historical market prices of the Shares compared to the price of $62.00 per Share (including such price being a premium of approximately 46% to the all time high price for the Shares prior to the announcement of the Martin Marietta tender offer and the Offer);

    (v) The letters of Martin Marietta and Northrop dated March 31, 1994 and the positions taken and/or statements made by each of them; and

    (vi) The Board's receipt of the oral opinion of Goldman (subsequently confirmed by a written opinion) that, as of April 3, 1994, the $62.00 per Share in cash to be received by the holders of Shares in the Offer and the Merger is fair to such holders.

  The Board did not assign relative weights to the factors discussed above.

OPINION OF INVESTMENT BANKER

  Goldman acted as the Company's financial advisor in connection with the Offer and the Merger. Pursuant to an engagement letter dated December 23, 1993, the Company retained Goldman for a twelve-month period to assist the Company in its review of strategic and financial alternatives and paid Goldman a fee of $250,000. On February 17, 1994, the Company entered into a second engagement letter to retain

Goldman to provide financial advice in connection with a possible strategic combination, including assisting in negotiating the financial aspects of such transaction. Under the terms of such engagement letter, the Company paid Goldman an estimated transaction fee subject to final adjustment (against which the prior $250,000 payment was credited) in the amount of $10,778,129. The Company also agreed to reimburse Goldman for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, plus any sales, use or similar taxes arising in connection with its engagement, and to indemnify Goldman against certain liabilities relating to or arising out of its engagement, including liability under the federal securities laws.

  In arriving at its opinion, Goldman reviewed, among other things: the Merger Agreement; the Tender Offer Statement on Schedule 14D-1, dated March 14, 1994 of Northrop Acquisition, including the Offer to Purchase; the Solicitation/Recommendation Statement on Schedule 14D-9, dated April 4, 1994 of the Company; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1993; certain interim reports to Shareholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its Shareholders; and certain internal financial analyses and forecasts for the Company prepared by its management. Goldman also held discussions with members of the senior management of the Company regarding the Company's past and current business operations, financial condition and future prospects. In addition, Goldman reviewed the reported price and trading activity for the stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace and defense industry specifically and in other industries generally and performed such other studies and analyses as Goldman considered appropriate.

  In arriving at its opinion, Goldman relied upon and assumed the accuracy and completeness of the financial and other information reviewed by it and did not independently verify such information. In addition, Goldman did not perform an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and was not furnished with any such evaluation or appraisal.

  In connection with the review by the Company's Board of the Martin Marietta Merger Agreement, Goldman performed a variety of financial and comparative analyses for the purposes of its opinion given in connection therewith. The summary set forth below does not purport to be a complete description of Goldman's written analyses or its presentations to the Board in connection with the Martin Marietta Merger Agreement.

  Valuation Summary of Selected Publicly-Traded Companies. Goldman reviewed certain financial, operating and stock market information of the Company and selected publicly-traded companies engaged in the aerospace and defense industry and of the S&P 400 Industrials Index. Although such other companies were comparable to the Company based on certain characteristics of their businesses, none of these companies possessed characteristics identical to those of the Company.

  Goldman examined and compared various valuation methods and calculated various financial multiples and ratios based on certain publicly available information. The multiples for the Company were calculated using a price of $39.875 per share, which was the closing price on the New York Stock Exchange (the "NYSE") on March 4, 1994, the last trading day before the Board meeting on March 6, 1994 at which the $55.00 per Share Martin Marietta tender offer was approved by the Board. The multiples and ratios for the latest 12 months ("LTM") for the Company and Martin Marietta were based on information provided by them and the multiples for each of the other companies were based on publicly available information as of September 30, 1993. The multiples were as follows: (i) 1994 estimates for the price to earnings ratio (which ratio was based on analysts' estimates) -- 10.9x for the Company, which compared to a high of 22.2x (which ratio representatives of Goldman explained to the Board was not meaningful because it was based on the applicable company's cyclically depressed earnings) and a low of 9.1x for the other companies; (ii) LTM sales-- .38x for the Company, which compared to a high of 1.12x and a low of .43x for the other companies; and

(iii) stated book value -- 1.6x for the Company, which compared to a high of 2.5x and a low of 1.3x for the other companies. The ratios were: (i) LTM earnings before interest and taxes ("EBIT") margin -- 5.9% for the Company, which compared to a high of 14.0% and a low of 6.0% for the other companies; and (ii) LTM return on equity -- 14.4% for the Company, which compared to a high of 17.6% and a low of 4.0% for the other companies. Goldman also presented a comparison of ratios of total indebtedness less cash and marketable securities ("net debt") to capital for the Company, Martin Marietta and other selected publicly traded companies engaged in the aerospace and defense industry based on information provided by the Company and Martin Marietta, as to themselves, and based on publicly available information for the other companies as of September 30, 1993, as adjusted for one company to reflect the pro forma effect of the financing of an announced major acquisition. The net debt to capital percentage for the Company was -15.9%, which compared to a high of 58.1% and a low of -6.9% for the other companies.

  Comparable Transaction Analyses. Goldman reviewed and compared the prices paid in selected merger and acquisition transactions in the aerospace and defense industries and the price proposed to be paid pursuant to the Martin Marietta Merger Agreement. Goldman calculated the aggregate consideration and various financial multiples from available actual and estimated information for each transaction. The aggregate consideration for the selected transactions ranged from $3,050 million to $450 million. The financial multiples, in each case (other than the book value multiple) based on the sum of the consideration paid for the equity of the acquired company plus the amount of net debt assumed in the transaction, were as follows, assuming for these purposes that the Martin Marietta Merger Agreement had been announced in 1993: (i) sales for the calendar year the transaction was announced -- .56x for the Company, which compared to a high of .69x to a low of .26x for the acquired companies in the other transactions; (ii) EBIT for the calendar year the transaction was announced -- 9.6x for the Company, which compared to a high of 9.5x to a low of 2.9x for the acquired companies in the other transactions; (iii) sales for the calendar year after the transaction was announced -- .58x for the Company, which compared to a high of .69x to a low of .26x for the acquired companies in the other transactions; (iv) EBIT for the calendar year after the transaction was announced -- 8.7x for the Company, which compared to a high of 8.5x to a low of 4.0x for the acquired companies in the other transactions; and (v) book value at the time the transaction was announced -- 2.2x for the Company, which compared to a high of 3.0x to a low of 0.8x for the acquired companies in the other transactions.

  Discounted Cash Flow Analysis. Goldman performed a discounted cash flow analysis using the Company's management projections. Using a discounted cash flow analysis, Goldman estimated the present value of the future cash flows set forth in the Company's management projections.

  Goldman calculated a net present value of free cash flows for the years 1994 through 1998 using discount rates ranging from 9% to 12%. Goldman calculated the Company's terminal values in the year 1998 based on multiples ranging from 5x operating income to 7x operating income and also based on capitalizing the Company's projected 1998 cash flow (consisting of earnings before interest, taxes, depreciation and amortization, less taxes (assuming the Company had no interest income or expense), capital expenditures and changes in working capital) at the rates then used to discount such terminal values to present value. These terminal values were then discounted to present value using discount rates ranging from 9% to 12%. Various ranges of discount rates and terminal value multiples were chosen to reflect theoretical analyses of costs of capital. The Company's net debt and the costs of exercise of all outstanding stock options were also factored into implied per share values.

  Using the discounted cash flow methodology described above and management's projections of future cash flows, the implied per share values ranged from $43.86 to $57.81.

  Share Repurchase Analyses. Goldman presented an analysis of the financial impact of three hypothetical share repurchase programs by the Company, which differed solely in the total amount of consideration paid by the Company for the shares. The analysis was based on certain assumptions, including (i) a 4% opportunity cost of cash and an interest rate on borrowings of 7.5% per annum,
(ii) the Company's stock trading at the same price to earnings ratio before and after the repurchase and (iii) a purchase price of $47.85 per share, representing a 20% repurchase premium above $39.875, the closing price per share on the New York Stock Exchange on March 4, 1994. For each share repurchase, Goldman assumed that all shareholders participated in the repurchase and presented the estimated per share value to shareholders as a combination of cash consideration from the repurchase and continuing stock ownership in the Company, in each case as though the repurchase had been effected on March 4, 1994. Goldman also presented the post-repurchase net debt to capitalization ratio of the Company, assuming that the pre-repurchase net debt to capitalization ratio of the Company was 15.9%. The analysis indicated that at a repurchase amount of $364 million, 22.2% of the Company's outstanding stock would have been repurchased, and the total per share value to shareholders would have been $47.54 and the resulting net debt to capitalization ratio would have been 34.6%. At a repurchase amount of $535 million, 32.7% of the Company's outstanding stock would have been repurchased, and the total per share value to shareholders would have been $49.92 and the resulting net debt to capitalization ratio would have been 58.3%. At a repurchase amount of $750 million, 45.8% of the Company's outstanding stock would have been repurchased, and the total per share value to shareholders would have been $52.90 and the resulting net debt to capitalization ratio would have been 88.1%.

  At the special meeting of the Company's Board on April 3, 1994, Goldman referred to its previous analyses made in connection with the Martin Marietta Merger Agreement. In addition, Goldman considered various financial multiples based upon the cash consideration of $62.00 per Share, or approximately $2.17 billion in the aggregate under the proposed acquisition of the Company by Northrop. The multiples for 1993 and 1994, respectively, were based on information provided by the Company. The multiples were as follows, in each case for 1993 and 1994, respectively: (i) sales--.66x and .68x; (ii) earnings before interest, taxes and depreciation--8.1x and 7.5x; (iii) EBIT--11.2x and 10.1x; and (iv) EPS--17.7x and 17.2x. In addition, the $62.00 per Share price represented a 56% premium to the Company's $39.875 per share closing price on March 4, 1994, a 46% premium to the Company's all time high closing price per share on January 18, 1994 (prior to the announcement of the Martin Marietta and Northrop offers) and a 99% premium to the Company's preceding 52 week low closing price per share on March 4, 1993. The $62.00 per Share purchase price was 2.5x the Company's book value per share at December 31, 1993.

  At the April 3, 1994 meeting, Goldman rendered its oral opinion (confirmed by its written opinion dated April 4, 1994) to the Board that, as of such date, the price of $62.00 in cash per Share to be received by the holders of the Shares in the Offer and the Merger is fair to such holders.

  The preparation of fairness opinions is a complex process and is not susceptible to partial analysis or summary description. Any estimates contained in its analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates.

  Goldman is an internationally recognized investment banking firm engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated primary and secondary underwritings, private placements and valuations for corporate and other purposes. The Company selected Goldman as its financial advisor based upon Goldman's familiarity with the Company and the industry in which the Company operates and its experience, ability and reputation with respect to mergers and acquisitions.

  A copy of the written opinion of Goldman dated April 4, 1994, confirming its oral opinion as of April 3, 1994 and describing the assumptions made, matters considered and the scope of the review undertaken and procedures followed by Goldman, is filed as Exhibit B hereto and is incorporated herein by reference. SHAREHOLDERS ARE ENCOURAGED TO READ SUCH OPINION IN ITS ENTIRETY.

PROVISIONS OF THE MERGER AGREEMENT

  On April 3, 1994, the Company, Northrop and Northrop Acquisition entered into the Merger Agreement relating to the purchase of all outstanding Shares at a price of $62.00 per Share net to the seller in cash. Upon the terms and subject to the conditions of the Merger Agreement, Northrop Acquisition will be merged with and into the Company. Following the merger, the Company, as the Surviving Corporation, will thereby become a wholly-owned subsidiary of Northrop.

  The Merger Agreement provides that Northrop Acquisition will accept for payment, purchase and pay for Shares tendered pursuant to the Offer, subject to the terms and conditions set forth in the Offer. The Merger Agreement further provides that Northrop Acquisition, upon purchase of Shares pursuant to the Offer, shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors as will give Northrop Acquisition representation on the Board equal to the product of the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement as set forth below) and the percentage that the number of Shares purchased by Northrop Acquisition bears to the total number of outstanding shares of Common Stock of the Company on a fully diluted basis, and that the Company will use its best efforts, upon request by Northrop Acquisition, promptly, at the Company's election either to increase the size of the Board (subject to the provisions of Article EIGHTH of the Company's certificate of incorporation) or secure the resignation of such number of directors as is necessary to enable Northrop Acquisition's designees to be elected to the Board. On April 19, 1994, Northrop Acquisition designated and elected a new slate of directors to the Board. The names of these directors appear under "Beneficial Ownership of Shares" in this Proxy Statement. The Merger Agreement further provides that, at such times, and subject to the agreement set forth in the next sentence, the Company will use its best efforts to cause persons designated by Northrop Acquisition to constitute the same percentage as is on the Board of (i) each committee of the Board (other than any committee of the Board established to take action under the Merger Agreement), (ii) each board of directors of each subsidiary of the Company and
(iii) each committee of each such board. The Merger Agreement further provides that, notwithstanding the foregoing, the Company shall use its best efforts to insure that three members of the Board as of the date of the Merger Agreement shall remain members of the Board until the Effective Time. The Merger Agreement further provides that the Merger shall occur as soon as practicable after May 18, 1994 and the satisfaction or waiver of the conditions in the Merger Agreement and that, upon such Merger, the directors of Northrop Acquisition shall become the directors of the Surviving Corporation and that the officers of the Company shall become the officers of the Surviving Corporation.

  With respect to outstanding stock options pursuant to the Company's 1981 Stock Option Plan, 1990 Stock Option Plan and 1992 Long-Term Incentive Plan (collectively, the "Stock Plans"), the Merger Agreement provides that the Company shall use all reasonable efforts to cause all holders of the options ("Options") granted under the Stock Plans which are outstanding immediately prior to the Effective Time to exercise such Options prior to the Effective Time. In addition, the Company has agreed in the Merger Agreement to take such action as is necessary under the Stock Plans to cause any Options that remain outstanding after the Merger to thereafter be exercisable for a short-term debt instrument of Surviving Corporation in a face amount (and with an interest rate and other terms designed to provide a fair value) equal to the amount determined by multiplying $62 by the number of Shares for which each such Option was theretofore exercisable. The Merger Agreement further provides that, prior to the Effective Time, the Company shall use all reasonable efforts to
(i) obtain any consents from individuals who are entitled to awards under the Company's Management Incentive Plan ("MIP") and (ii) make any amendments to the terms of such Plan that are necessary to provide for future distributions thereunder to be paid in the form of cash (and not in the form of shares of Common Stock).

  The Merger Agreement provides that Northrop, upon notice to the Company, may modify the structure of the Merger if Northrop determines it advisable to do so because of tax or other considerations, but no such modification may reduce the consideration payable upon consummation of the Merger.

  Conversion of Shares. At the Effective Time, each then outstanding Share, other than Shares held in the Company's treasury or by any of the Company's subsidiaries, Shares owned by Northrop or any of its subsidiaries or Shares held by dissenting shareholders, will be converted into the right to receive $62 in cash, without interest. Each Share owned by Northrop Acquisition immediately prior to the Effective Time will be cancelled without payment. Each share of Common Stock of Northrop Acquisition outstanding prior to the Effective Time will be converted into one new share of the Company's Common Stock, par value $1.00 per Share, and the Company will become a wholly-owned subsidiary of Northrop.

  Surrender of Share Certificates. Each holder of record at the close of business on the effective date of the Merger (other than Northrop and its subsidiaries or any dissenting shareholder) of a certificate or certificates which prior to the Merger represented Shares will be entitled to receive $62 per Share in cash, upon surrender to Chemical Bank (the "Depositary" or "Chemical") of such certificates, together with a properly completed and duly executed Letter of Transmittal and any other required documents. If payment is to be made to a person other than the person in whose name a surrendered certificate is registered, the certificate so surrendered must be endorsed or otherwise in proper form for transfer and the person requesting such payment shall pay any transfer and other taxes required by reason of such payment in a name other than that of the registered holder or must establish to the satisfaction of Northrop or the Depositary that such tax either has been paid or is not payable. The Depositary will pay the cash attributable to any certificate which has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the Shares represented thereby and after appropriate indemnification.

  The Depositary will not accept unsurrendered certificates formerly representing Shares more than six months after the Effective Time. Following such period Northrop, upon proper surrender to it of any unsurrendered certificates and other required documents, will pay to the record holder thereof $62 per Share in cash, without interest.

  No interest will accrue or be paid on the cash payable upon the surrender of such certificates. Except for dividends, the record date for which is prior to the Effective Time, no dividends will be paid to, or accrued for the benefit of, former holders of Shares after the Effective Time. The Company does not intend to pay dividends on the Shares, between the date of this Proxy Statement and the Effective Time. From and after the Effective Time, the holders of certificates evidencing ownership of Shares shall cease to have any rights with respect to such Shares except the right to receive $62 in cash and rights provided by law. See "Shareholders Dissenters' Rights."

  As soon as practicable after the Effective Time, there will be mailed to all holders of record of Shares at the close of business on the effective date of the Merger a Letter of Transmittal to be used by such holders in surrendering to the Depositary certificates which, prior to the Merger, represented Shares. The Letter of Transmittal will contain instructions concerning the surrender of certificates. To prevent backup federal income tax withholding on payments made to certain shareholders with respect to Shares in the Merger, each such shareholder must provide the Depositary with his, her or its correct taxpayer identification number in accordance with the instructions included in the Letter of Transmittal. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND THE ACCOMPANYING INSTRUCTIONS ARE RECEIVED AND SHOULD THEN ONLY BE SURRENDERED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

  Representations and Warranties. The Merger Agreement contains customary representations and warranties by the Company concerning: the organization and qualification of the Company and its subsidiaries; the capitalization of the Company and its subsidiaries; the Company's authority relative to the execution and delivery of, and performance of its obligations under, the Merger Agreement, and Board approval of the Merger Agreement and certain related transactions; the accuracy of forms, reports and documents filed by the Company with the Securities and Exchange Commission since January 1, 1990 and certain financial statements of the Company; the accuracy of information supplied by the Company for inclusion in the Offer and the Proxy Statement relating to the Merger; the absence of undisclosed liabilities or changes; obtaining necessary approvals to consummate the transactions contemplated by the Merger Agreement and the absence of any conflict with, or violations of, the corporate documents and binding instruments of the Company or of its subsidiaries or any conflict with or violations of any law, rule or regulation of the consummation of the transactions contemplated by the Merger Agreement; there not being any current defaults under the corporate documents and binding instruments of the Company and of its subsidiaries or under any law, rule or regulation; the absence of material litigation involving the Company or any of its subsidiaries; the Company and its subsidiaries having necessary permits and licenses and the compliance therewith, and compliance with all applicable laws; the legal compliance of employee benefit plans of the Company and its subsidiaries; the Company and its subsidiaries complying with environmental laws and regulations; and the amendment of the Rights Agreement, dated as of February 18, 1988, as amended, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"). In addition, the Company represents that it has terminated the merger agreement with Martin Marietta pursuant to Section 8.1(d)(ii) thereof. The Merger Agreement also contains customary representations and warranties of Northrop Acquisition and Northrop.

  Covenants. The Merger Agreement obligates the Company, until the designees of Northrop Acquisition constitute a majority of the Board, to conduct its business in the ordinary course consistent with past practice including specific covenants as to permissible activities. Northrop has agreed to guarantee the performance by Northrop Acquisition of its obligations under the Merger Agreement.

  Other Potential Bidders. The Merger Agreement provides that the Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations with any parties conducted prior to the Merger Agreement with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of the Company's subsidiaries or any business combination with the Company or any of its subsidiaries, other than as described in the letter (the "Letter") from the Company to Northrop dated the date of the Merger Agreement. The Merger Agreement permits the Company to, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to another person pursuant to confidentiality agreements and to participate in discussions and negotiations with such person with respect to any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company if such person has submitted a written proposal to the Board relating to any such transaction and the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty. The Merger Agreement provides that the Board shall provide a copy of any such written proposal to Northrop or Northrop Acquisition immediately after receipt thereof and thereafter keep Northrop and Northrop Acquisition promptly advised of any development with respect thereto. Otherwise, the Merger Agreement prohibits the Company from directly or indirectly encouraging, soliciting, participating in or initiating negotiations or discussions with, or providing any information to, any person concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiary or any division of the Company; provided, however, that nothing in the Merger Agreement shall prevent the Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with regard to any tender offer, and provided, further, that the Board shall not recommend that the shareholders of the Company tender their shares in connection with any such tender offer unless the Board by majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty.


  Conditions. Each party's obligations to effect the Merger are subject to: the requisite approval of shareholders of the Company; there being no statute, rule, regulation, executive order, decree, ruling or injunction prohibiting, restraining, enjoining or restricting the consummation of the Merger; the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; and the purchase of Shares pursuant to the Offer.

  Termination. The Merger Agreement provides that it may be terminated and the Offer and the Merger may be abandoned at any time, but prior to the Effective Time only in the following circumstances: (i) by the mutual written consent of Northrop, Northrop Acquisition and the Company; (ii) by Northrop and Northrop Acquisition or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable;
(iii) by Northrop and Northrop Acquisition if, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in the Offer, Northrop Acquisition shall have (1) failed to commence the Offer within five days following the date of the initial public announcement of the Offer, (2) terminated the Offer or (3) failed to pay for Shares pursuant to the Offer within 60 days following commencement of the Offer; (iv) by the Company if (1) there shall not have been a material breach of any representation, warranty or covenant or agreement on the part of the Company, and Northrop Acquisition shall have (A) failed to commence the offer within five days following the date of the initial public announcement of the Offer, (B) terminated the Offer or (C) failed to pay for Shares pursuant to the Offer within 60 days following the commencement of the Offer or (2) prior to the purchase of Shares pursuant to the Offer, a person shall have made a bona fide offer that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel, is more favorable to the Company's shareholders than the Offer and the Merger (any such termination effected pursuant to clause (iv)(2) being referred to as an "Other Offer Event"), provided that in the case of this clause (2) the Company shall have paid the Termination Fee (as defined below); (v) by Northrop and Northrop Acquisition prior to the purchase of Shares pursuant to the Offer, if (1) there shall have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect on the Company (as defined below) or materially adversely affecting (or materially delaying) the consummation of the Offer, (2) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, which shall not have been cured prior to the earlier of (A) ten days following notice of such breach and (B) two business days prior to the date on which the Offer expires (any such termination effected pursuant to clause
(v)(1) or (v)(2) being referred to as a "Company Breach Event"), (3) the Company shall engage in negotiations with any entity or group (other than Northrop or Northrop Acquisition) that has proposed a Third Party Acquisition (as defined below), (4) the Board shall have withdrawn or modified (including by amendment to the Company's Solicitation/Recommendation Statement filed on
Schedule 14D-9 with respect to the Offer) in a manner adverse to Northrop Acquisition its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another offer or shall have adopted any resolution to effect any of the foregoing, or (5) a number of shares representing not less than two-thirds of the Shares then outstanding on a fully-diluted basis shall not have been validly tendered or tendered and withdrawn prior to the expiration date of the Offer and on or prior to such date an entity or group (other than Northrop or Northrop Acquisition) shall have made and not withdrawn a proposal with respect to a Third Party Acquisition; or (vi) by the Company if (1) there shall have been a material breach of any representation or warranty on the part of Northrop or Northrop Acquisition which materially adversely affects (or materially delays) the consummation of the Offer or (2) there shall have been a material breach of any covenant or agreement on the part of Northrop or Northrop Acquisition and which materially adversely affects (or materially delays) the consummation of the Offer which shall not have been cured prior to the earlier of (A) ten days following notice of such breach and (B) two business days prior to the date on which the Offer expires.

  "Material Adverse Effect," when used in connection with the Company or any of its subsidiaries, is defined in the Merger Agreement as any change or effect (other than changes or effects disclosed in the Letter) that is or is reasonably likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which the Company is engaged.

  Fees and Expenses. The Merger Agreement provides that in the event Northrop and Northrop Acquisition terminate the Merger Agreement pursuant to a Company Breach Event, Northrop and Northrop Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Northrop and Northrop Acquisition for such damages, the Company has agreed under the Merger Agreement to pay to Northrop the amount of $20 million as liquidated damages immediately upon such termination.

  The Merger Agreement also provides that if (i) Northrop and Northrop Acquisition terminate the Merger Agreement pursuant to clause (v)(2), (3), (4) or (5) of the first paragraph under "Termination" above and, within 12 months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date of the Merger Agreement and prior to such termination, (ii) Northrop and Northrop Acquisition terminate the Merger Agreement pursuant to clause (v)(3), (4) or
(5) of the first paragraph of Termination above, and within 12 months thereafter a Third Party Acquisition shall occur involving a consideration for Shares (including the value of any stub equity) in excess of the amount per Share paid pursuant to the Offer, or (iii) the Company terminates the Merger Agreement pursuant to an Other Offer Event, the Company shall pay to Northrop and Northrop Acquisition, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such termination by the Company, a fee, in cash, of $50,000,000 (the "Termination Fee"), provided, however, that the Company in no event shall be obligated to pay more than one such $50,000,000 fee with respect to all such agreements and occurrences and such termination. In case liquidated damages shall have been paid pursuant to the first paragraph of this section, in connection with such a termination, the amount so paid, minus an amount equal to the fees and expenses that would have been collectible by Northrop and Northrop Acquisition pursuant to the second next succeeding paragraph but for the operation of clause (ii) of the parenthetical of the first sentence thereof shall be credited against the amount pursuant to this paragraph.

  "Third Party Acquisition" is defined in the Merger Agreement as the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Northrop, Northrop Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 30% or more of the outstanding shares of Common Stock; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding shares of Common Stock, other than a repurchase which was not approved by the Company or publicly announced prior to the termination of the Merger Agreement and which is not part of a series of transactions resulting in a change of control.

  The Merger Agreement provides that upon the termination of the Merger Agreement for any reason prior to the purchase of Shares by Northrop Acquisition pursuant to the Offer (other than (i) termination by the Company due to a breach of a representation, warranty, covenant or agreement on the part of Northrop or Northrop Acquisition and (ii) termination in circumstances requiring the Company to pay liquidated damages pursuant to a Company Breach Event), the Company shall reimburse Northrop, Northrop Acquisition and their affiliates (not later than one business day after submission of statements therefor) for all actual, documented out-of-pocket fees and expenses, not to exceed $8,800,000, actually and reasonably incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants). Northrop and Northrop Acquisition have provided the Company with an estimate of the amount of such fees and expenses and, if Northrop or Northrop Acquisition shall have submitted a request for reimbursement under the Merger Agreement, will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $8,800,000) within one business day of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

  Indemnification; Insurance. Under the Merger Agreement, Northrop and Northrop Acquisition have agreed that all rights to indemnification or exculpation existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or by-laws or otherwise in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and continue in full force and effect. The Merger Agreement also provides that to the maximum extent permitted by the New York Business Corporation Law (the "NYBCL") such indemnification shall be mandatory rather than permissive and Surviving Corporation shall advance expenses in connection with such indemnification. The Merger Agreement further provides that Northrop guarantees the indemnification obligations of Surviving Corporation.

  Pursuant the Merger Agreement, Northrop has agreed to cause the Surviving Corporation to maintain in effect for not less than three years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time to the extent available, provided that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if the Surviving Corporation is unable to obtain the insurance called for by this provision, the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

  Redemption of Rights. The Merger Agreement provides that, at Northrop's request, the Company will take such action as Northrop may request to effectuate the redemption, at any time after the purchase of Shares pursuant to the Offer of at least a majority of the outstanding Shares, of the preferred stock purchase rights that are associated with the Shares (the "Rights").

  Amendment. The Merger Agreement provides that, subject to the next paragraph, the Merger Agreement may be amended by action taken by the Company, Northrop and Northrop Acquisition at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. The Merger Agreement further provides that the Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

  The Merger Agreement further provides that, following the election or appointment of Northrop Acquisition's designees to the Company's Board of Directors pursuant to the Merger Agreement and prior to the Effective Time, if there shall be any directors of the Company who were directors as of the date of the Merger Agreement, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Northrop Acquisition or Northrop or waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of such directors.

  Extension; Waiver. The Merger Agreement provides that, subject to the second paragraph under Amendment above, at any time prior to the Effective Time, each party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of either party thereto to any such extensions or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party thereto to assert any of its rights thereunder shall not constitute a waiver of such rights.

SHAREHOLDERS DISSENTERS' RIGHTS

  Shareholders of the Company who do not vote in favor of the Merger may have the right to seek to obtain payment in cash of the fair value of their Shares by complying with the requirements of Section 623 of the NYBCL ("Section 623"). The dissenting shareholder must file with the Company before the taking of the vote on the Merger a written objection including a statement of intention to demand payment for Shares. To effectively exercise appraisal rights, such shareholder may not vote any of his, her or its shares in favor of the Merger. Within 10 days after the vote of shareholders authorizing the Merger, the Company must give written notice of such authorization to each such dissenting shareholder. Within 20 days after the giving of such notice, any shareholder who elects to dissent from the Merger must file with the Company a written notice of such election, stating such shareholders' name and residence address, the number of Shares of stock as to which dissent is made and a demand for payment of the fair value of the Shares. Such shareholder may not dissent as to less than all Shares owned. At the time of filing the notice of election to dissent or within one month thereafter, the shareholder must submit certificates representing Shares to the Company or its transfer agent for notation thereon of the election to dissent, after which such certificates will be returned to the shareholder. Failure to submit the certificates may result in the loss of dissenter's rights. Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 15 days after consummation of the Merger, whichever is later (but not later than 90 days after the shareholders' vote authorizing the Merger), the Company must make a written offer (which, if the Merger has not been consummated, may be conditioned upon such consummation) to each such shareholder who has filed such notice of election to pay for the Shares at a specified price which the Company considers to be their fair value. If the Company and the dissenting shareholder are unable to agree as to such value,
Section 623 provides for judicial determination of value. A negative vote on the Merger does not constitute a written objection required to be filed by an objecting shareholder. Failure by a shareholder to vote against the Merger, however, will not constitute a waiver of rights under Section 623 provided that a written objection has been properly filed and such shareholder has not voted any of his, her or its shares in favor of the Merger.

  The foregoing does not purport to be a complete statement of the provisions of Section 623 and is qualified in its entirety by reference to such section, which is reproduced in full as Exhibit C to this Proxy Statement.

SOURCE AND AMOUNT OF FUNDS

  The total amount of funds that will be required to pay shareholders in the Acquisition is approximately $2.17 billion. The total amount of funds required by Northrop Acquisition to purchase all of the outstanding Shares and to pay related fees and expenses in the Offer and the Merger will be approximately $2.3 billion. Northrop obtained the funds from available cash and bank loans provided by a syndicate of financial institutions (the "Banks") for which Chase Manhattan Bank, N.A. ("Chase") and Chemical are co-agents (the "Co-Agents") and Chase is administrative agent (the "Administrative Agent"). The $2.8 billion bank credit facilities provided by the Banks (collectively, the "Credit Facilities") were, and will be, used to finance the Offer and the Merger, to pay related fees and expenses, to refinance existing bank debt of Northrop and, following the Merger, the Company, and to provide working capital for Northrop and the Company.

  Northrop has agreed to pay a commitment fee of 0.25% of each Bank's unfunded term loan commitment, and a revolving credit facility fee to each Bank based on the total amount of its commitment to make revolving loans, based on a grid tied to Northrop's ratio of consolidated total debt to the sum of consolidated stockholders' equity plus total debt (the "Leverage Ratio"). Assuming that, after consummation of the Offer and the Merger, Northrop's Leverage Ratio is greater than 65%, the initial facility fee would be 0.25% per annum. Northrop also has agreed to pay syndication fees to the Co-Agents and certain of the expenses of the Banks and the Administrative Agent incurred in connection with the Credit Facilities.

  Set forth below is a summary description of the Credit Facilities. The summary description does not purport to be complete.

  The Credit Facilities consist of two facilities, a five-year $600 million revolving credit facility and a five-year term loan up to $2.2 billion. The term loan will amortize prior to maturity in equal quarterly installments of $110 million, with a final payment of $220 million on the maturity date. Prepayments are available and may be required in some circumstances. There will be no scheduled prepayments or reductions of availability of revolving loans prior to maturity.

  The Credit Facilities are guaranteed by Northrop Acquisition and secured by a pledge by Northrop of the capital stock of Northrop Acquisition.

  Loans under the Credit Facilities bear interest, at the option of Northrop, at either (i) a base rate equal to the higher of the rate announced from time to time by Chase as its prime commercial lending rate or the daily federal funds rate plus 0.50% or (ii) the London interbank offered rate ("LIBOR") (as adjusted for certain reserve requirements) for one-, two-, three-, six- and (subject to the lenders' consent) twelve-month periods plus an interest margin based on Northrop's Leverage Ratio. Assuming that, after the Offer and the Merger, Northrop's Leverage Ratio is greater than 65%, the initial margin for LIBOR term loans will be 0.75% per annum and the initial margin for LIBOR revolving credit loans will be 0.50% per annum. In addition, Northrop may request competitive bids from the Banks for short-term borrowings under the revolving facility.

  The documentation governing the Credit Facilities includes conditions precedent to the Banks' funding obligations, representations and warranties, funding and yield protection provisions, covenants, events of default and other provisions customary in financing transactions of this type. The covenants, among other things, limit Northrop's and its subsidiaries' ability to encumber or dispose of its assets or incur debt and contingent obligations or engage in further mergers and acquisitions, and impose a maximum Leverage Ratio, a minimum interest coverage ratio and a minimum stockholders' equity requirement. The covenants also include a limitation on the ability of Northrop to pay dividends on its capital stock or redeem or retire its stock.

  The Bank's unfunded term loan commitments will terminate 120 days after Northrop's purchase of shares in the Offer if the Merger is not consummated on or before that date.

CERTAIN TAX CONSEQUENCES

  The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). Accordingly, a holder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received and such holder's tax basis for the Shares. Such gain or loss will be capital gain or loss if the Shares were held as a capital asset.

  New York State imposes a 10% tax upon gains realized by a transferor upon the transfer of an interest in real property (including leases) located within New York State, including certain transfers of stock in corporations that own appreciated interests in such real property (the "Gains Tax"), and an additional tax on the gross value of such real property or the portion of the value of the stock in such corporations attributable to such real property equal to approximately 0.4% (the "State Transfer Tax"). The acquisition by Northrop Acquisition of the Shares pursuant to the Merger will constitute a taxable transfer of an interest in any real property owned or leased by the Company and located in New York State and may result in a Gains Tax, State Transfer Tax, or any combination of the foregoing being imposed upon the selling shareholders. Northrop will file all necessary returns on behalf of the Company's shareholders in connection with such Gains Tax and/or State Transfer Tax and will pay any taxes due thereon. The amount of such taxes paid by Northrop may result in the deemed receipt of additional consideration by each shareholder in proportion to the number of Shares sold by such shareholder. However, Northrop believes that in such a case, under Section 164(a) of the Internal Revenue Code of 1986, as amended, a shareholder would reduce the amount realized on the sale by the amount of the tax treated as additional consideration to such shareholder.

DEREGISTRATION AND DELISTING OF SHARES

  Following consummation of the Offer on April 15, 1994, trading in the Shares was suspended by the New York Stock Exchange. Following the Merger, the Shares will cease to be registered under the Exchange Act.

              MARKET PRICES OF THE COMPANY'S SHARES AND DIVIDENDS

  The Shares are traded on the New York Stock Exchange. The following table sets forth, for the periods indicated, the high and low sales prices of the Shares and the cash dividends declared or paid per Share with respect to the years ended December 31, 1992 and 1993, and the first quarter ended March 31, 1994.

                                                         HIGH     LOW   DIVIDEND
                                                        ------- ------- --------
YEAR ENDED DECEMBER 31, 1992:
  First Quarter........................................ $20 1/4 $17 3/8   $.25
  Second Quarter....................................... $22 7/8 $17 3/8   $.25
  Third Quarter........................................ $23 3/8 $20 3/4   $.25
  Fourth Quarter....................................... $25     $19 5/8   $.25
YEAR ENDED DECEMBER 31, 1993:
  First Quarter........................................ $35 7/8 $24 1/8   $.25
  Second Quarter....................................... $41 3/4 $34       $.30
  Third Quarter........................................ $41 7/8 $33       $.30
  Fourth Quarter....................................... $41 3/8 $34 1/2   $.30
YEAR ENDED DECEMBER 31, 1994:
  First Quarter........................................ $66 3/8 $36       $.30

  On March 4, 1994, the last full trading day prior to the announcement of the execution of the Martin Marietta Merger Agreement, the last sales price of the Shares on the NYSE Composite Tape was $39 7/8 per Share. On March 9, 1994, the last full trading day prior to the date of the announcement of Northrop Acquisition's intention to commence the Offer, the last sales price of the Shares on the NYSE Composite Tape was $55.00 per Share. On March 11, 1994, the last full trading day prior to the commencement of the Offer, such last sales price was $64 3/4 per Share. On March 31, 1994, the last full trading day prior to the announcement of the execution of the Merger Agreement, the last sales price of the Shares on the NYSE Composite Tape was $64 5/8 per Share. The last sales price of the Shares on the NYSE Composite Tape on April 15, 1994 was $62 per Share.

                     SELECTED FINANCIAL DATA OF THE COMPANY

  The following summarizes financial information of the Company and is derived from the Company's historical financial statements. This information should be read in conjunction with the financial statements of the Company and the related notes thereto included elsewhere herein.

                                           YEAR ENDED DECEMBER 31,
                         --------------------------------------------------------------------
                            1993           1992           1991           1990        1989
                         -----------    -----------    -----------    ----------- -----------
                         ($ IN THOUSANDS EXCEPT PER SHARE DATA, NUMBER OF EMPLOYEES
                                       AND COMMON SHARES OUTSTANDING)
Operations:
 Sales.................. $ 3,249,124    $ 3,503,950    $ 3,973,851    $ 4,003,866 $ 3,523,894
 Costs and expenses:
  Cost of sales.........   2,929,987      3,189,035      3,667,395(2)   3,672,859   3,212,368
  Restructuring charge..      85,000            --             --             --          --
  Selling,
   administrative and
   other................     115,928        113,289        124,049        111,424     115,297
  Interest..............      31,702         55,065         85,236         98,791     105,327
 Provision for federal
  income taxes..........      21,000         26,700(3)       2,000(3)      40,000      27,000
 Income from continuing
  operations............      65,507        119,861         95,171         80,792      63,902
 Net income (loss)......      58,807       (123,174)        99,337         85,572      67,264
 Primary earnings per
  share:
  Continuing operations.       $1.90(1)       $3.49          $2.75          $2.34       $1.81
  Net income (loss).....        1.71(1)       (3.73)          2.88           2.48        1.91
 Fully diluted earnings
  per share:
  Continuing operations.        1.86           3.42           2.72           2.32        1.81
  Net income (loss).....        1.67          (3.49)          2.84           2.46        1.91
 Cash dividends per
  common share..........        1.15           1.00           1.00           1.00        1.00
Financial position at
 December 31:
 Working capital........ $   904,936    $   876,007    $ 1,171,601    $ 1,110,568 $ 1,038,141
 Total assets...........   2,024,449      2,089,016      2,242,416      2,334,222   2,506,512
 Net property, plant and
  equipment.............     372,723        399,421        433,877        478,144     539,207
 Long-term debt and
  redeemable preferred
  stock.................     243,106        355,244        743,904        784,393     883,902
 Shareholders' equity
  per common share......       24.55          23.66          28.61          26.45       24.80
Other data:
 Number of employees....      17,900         21,200         23,600         26,100      28,900
 Common shares
  outstanding...........  34,049,475     33,518,907     33,265,391     32,797,776  32,966,991

- --------
(1) After a restructuring charge of $55 million or $1.60 per share, net of federal income tax.
(2) Includes a charge of $46.5 million arising from the settlement of claims against Tracor Aviation Inc.
(3) Tax reserves of $23.5 and $30.7 million no longer required were released and included in net income in 1992 and 1991, respectively.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  This discussion supplements the detailed information presented in the consolidated financial statements and notes to consolidated financial statements which begin on Page F-1.

FINANCIAL CONDITION

  The Company's financial condition continued to improve significantly. In 1993 total debt was reduced 43 percent from $439 million to $250 million. In February 1993, the Company fully redeemed its $75 million of outstanding 9 1/2 percent notes which were due in February 1996, and, in April, the Company called its $50 million issue of convertible subordinated debentures, which increased the Company's shareholders' equity by $48.4 million. The Company also called in April $55.6 million of 10 1/2 percent sinking fund debentures which were due in February 2011. These repayments and conversions are in addition to the repayment of $283.4 million of debt in 1992 and net repayments of $60 million in 1991.

  During 1993, the Company initiated a common stock repurchase program to buy back a total of $100 million of the Company's stock. Through December 31, 1993, the Company repurchased 1,360,500 shares at a cost of $49.9 million. Dividends paid to shareholders were increased in the second quarter of 1993 from 25 cents per share to 30 cents per share, resulting in total dividend payments of $38.7 million in 1993 as compared with $33.5 million in 1992 and $33.2 million in 1991. Exercises of stock options by employees and other common stock transactions in 1993 provided the Company with an additional $20.8 million of cash.

  At December 31, 1993, the ratio of debt to capital (debt plus shareholders' equity) was 23 percent as compared with 36 percent at December 31, 1992. The Company also renegotiated the terms of its bank credit agreements on a more flexible basis and reduced the amount available from $402 million to $300 million. These new agreements provide for lower variable interest rates should the Company find it necessary to borrow funds and also lowered the cost of maintaining the facilities. The Company has not had to use these facilities since May 1992 and there are no plans to borrow against them in the near future.

  During 1993, capital expenditures totalled $44.6 million. This compares with $39 million in 1992 and $54.8 million in 1991. The Company expects that 1994 capital expenditures will approximate these historical levels with increases expected in 1995 as the Company is intending to expand and upgrade selected facilities in connection with the restructuring program discussed further in the operations report. In 1993, the Company also used approximately $25 million of cash to invest in a partnership that invests in marketable securities.

  Cash flows provided by operating activities were $322.3 million in 1993 as compared with $514.8 million in 1992 and $280.3 million in 1991. In each of these years, cash flow benefited from aggressive management of inventories and higher progress payment rates and advances from customers. The decline in scheduled aircraft deliveries resulted in a lower investment in inventories. During 1993 and particularly in 1992, cash flow from operating activities improved from the substantial reductions in receivables that occurred as a result of the decline in the level of the Company's sales and management taking aggressive steps to improve cash flow. Primarily as a result of the way taxes are paid on profits earned on contracts, the Company had substantially higher tax payments in 1993 than in 1992. Cash flow from operating activities during 1993 was also affected by the Company having invested in current marketable securities which at December 31, 1993, were $18 million as compared to none at December 31, 1992, when all excess funds were invested in cash equivalents.

  As a result of the above operating, investing and financing transactions, cash and cash equivalents together with investments in current marketable securities increased $65 million or 22 percent to $364 million at December 31, 1993.

FUTURE OPERATIONS

  As reported previously, the fiscal year 1992 defense budget did not contain funds for new or remanufactured F-14s. The last new F-14 was delivered in mid-1992 while the last remanufactured F-14 was delivered in 1993. F-14 program sales were about 7 percent and 20 percent of the Company's total sales in 1993 and 1992, respectively. Total program backlog at year-end was $360 million, including the recently awarded $57 million F-14 upgrade program.

  The fiscal year 1994 budget contained long-lead funding for production E-2 aircraft. Taiwan will accept delivery of four E-2s in 1994 under a $542 million contract signed in 1993. Japan, Egypt, Singapore and Israel currently have E-2s in their fleets and there are several other potential foreign customers.

  The Joint STARS program continues to receive substantial funding. In May 1993, full authorization for two production aircraft was received. Interest in this airborne long range ground surveillance and battle management system remains high domestically as well as overseas. The Company has put in place the necessary facilities to deliver anticipated production aircraft on a timely and cost effective basis.

  It is our belief that as military budgets continue to shrink, substantial refurbishment of weapon systems already in inventory will be required. The Company is capable of performing this work. Although it is possible this may occur, and the Company would be an effective contractor, we have no assurance that the Department of Defense will follow this course of action, and if it does, whether it will choose the Company to perform this type of service.

  The Company was teamed with Boeing and Lockheed in competing for the A-X aircraft program, which was to be the Navy's replacement for the Company's A-6 Intruder. The Company, as prime, had been awarded one of five $30 million concept exploration contracts. The Navy cancelled the A-X program during 1993 and the Company subsequently announced that it could no longer support and maintain its high performance airframe design capability to the extent it has in the past.

  The Company is teamed with the aerospace company Agusta of Milan, Italy, in competition to build the new Joint Primary Aircraft Trainer System (JPATS). This contract may be awarded in early 1995 and could total several billion dollars in sales for more than 700 aircraft, ground-based training systems and support. The competition for this program is very intense, and it is impossible to predict the ultimate winner of these contracts.

  In September 1991, the Company and TRW Inc. teamed to compete for the U.S. Air Force's Follow-on Early Warning System (FEWS) with the Company to be the principal subcontractor. Due to lack of funding, the Air Force issued a stop work order on the program in November 1993 during the demonstration and validation phase. It is possible the Air Force will reopen this or a related program at some point but no decision has yet been made.

  The effects of inflation on selected financial data have been excluded from this report. Most of the Company's products and services are acquired under binding long-term contracts with its customers, principally the U.S. government. These contracts are priced on the basis of estimated costs to complete the contract that include projected inflation factors. Additionally, some of these contracts include cost escalation clauses that reduce the risk of inflation inherent in the performance of these tasks over prolonged periods of time. For these reasons, the impact of inflation on the Company is minimized to a large extent.

RESULTS OF OPERATIONS

 1993 Compared with 1992

  Net income from continuing operations in 1993, before a restructuring charge, totalled $120.5 million or $3.50 per share. A restructuring charge of $55.0 million, net of federal income tax, or $1.60 per share, reduced 1993 net income from continuing operations to $65.5 million or $1.90 per share. A loss from discontinued operations of $6.7 million or $.19 per share resulting from the settlement of litigation in the first quarter of 1993 involving Sunstream solar panels, a business that was discontinued in 1985, brought net income for 1993 to $58.8 million or $1.71 per share.

  Consolidated sales in 1993 totalled $3.249 billion, down $255 million or 7 percent from the 1992 total. The principle reason for the sales decline was lower sales on the F-14 program which was approximately $500 million lower than in 1992.

  Income from continuing operations in 1992 totalled $119.9 million or $3.49 per share which after recording a loss from discontinued operations of $45 million and the cumulative cost effect of adopting Financial Accounting Standard 106 covering postretirement health benefits of $198 million resulted in a net loss for 1992 of $123.2 million or $3.73 per share.

  In light of the current diminishing defense business environment and the almost certain continued decline in future defense program outlays, the Company has completed studies reviewing the actions required to ensure that it will remain a viable and vigorous competitor in this business. These studies included a review of underutilized facilities and laboratories, staffing of specialized technical disciplines, and all associated costs identified with those which are excess to foreseeable needs. As a result, a restructuring charge of $85 million was recorded in the fourth quarter of 1993.

  In November 1993, the Company reached a settlement with the United States Attorney relating to the government's investigation of activities involving the Company and entities affiliated with one James Kane. After fully cooperating with the government through this lengthy investigation, the Company paid $17 million as restitution for certain claims related to contracts entered into with Kane entities and $3 million to cover legal costs incurred by the government. Since the Company had previously established financial reserves for this settlement payment to the government, 1993 earnings were not adversely affected.

  Interest expense in 1993 was $23.4 million lower than in 1992 as a result of the previously discussed debt reductions. Total debt was down $189 million to a level of $250 million at year end. Cash and cash equivalents were $47 million higher at December 31, 1993, than in 1992.

  The Company's effective tax rate on income from continuing operations increased from 18.2 percent in 1992 when tax reserves of $23.5 million were released to 24.3 percent in 1993 which reflects a $9.4 million decrease in the valuation allowance for deferred tax assets. More detailed information regarding the Company's tax liability and expense is included in Note 6 of the Notes to Financial Statements.

  Other pertinent comments by the Company's principal business segments follow:

  Aerospace segment sales in 1993 decreased $375 million or 16 percent to $1,965 billion. Operating income, exclusive of a restructuring charge of $73 million, decreased $5.9 million or 4.4 percent. The sales and operating income declines were attributable primarily to the F-14 program where the last ten production aircraft were delivered in 1992 and none in 1993. The F-14 program declines were partially offset by higher sales and income on the E-2C programs where ten aircraft were delivered in 1993 vs. eight in 1992. The profits of the segment were adversely affected by charges of $4.5 million and $8.5 million in 1993 and 1992, respectively, attributable to the problems with wing control surfaces on the Air Force/McDonnell Douglas C-17 aircraft program.

  Aircraft deliveries for the past three years were:

      AIRCRAFT PROGRAM               1993                         1992                         1991
           F-14D                      --                           10                           14
          F-14D/R
      (Remanufactured)                5                            6                            2
            E-2C                      10                           8                            6
           EA-6B                      --                           --                           6
            A-6E                      --                           1                            9

  In 1994 the following deliveries are scheduled: ten F-14 remanufacture upgrade kits, two E-2C's and four E-2T's.

  Electronics systems sales in 1993 increased $25 million or 4 percent to $636 million while operating income exclusive of a restructuring charge of $9 million decreased $2.1 million to $11.7 million. The sales increase was due to higher revenues from the U.S. Air Force/Army Joint STARS radar aircraft program and simulation/trainer systems programs. Operating income was adversely affected by a $5.7 million adjustment required to bring the Joint STARS program cost of sales in line with current estimates of completion.

  Sales in the information and other services segment increased $64 million or 11 percent to $657 million, and operating profits exclusive of a restructuring charge of $3 million increased $2.9 million or 10 percent to $31 million. The sales increase is due to higher sales in the engineering services unit while the income change over 1992 was due to the increased sales and better profit margins on data systems sales.

  In the special purposes vehicles segment, 1993 sales increased $24 million or 7 percent, while operating income decreased $1.3 million or 5 percent to $26.4 million. The sales change was attributable to increased deliveries of aluminum trucks. The decrease in operating income was due to increased research and development costs and startup costs associated with the Pallet Reefer program. Although the performance on the U. S. Postal Service delivery van (LLV) program remains strong, the Postal Service notified the Company in September 1993 that it would not exercise contract options that could have extended production into 1996. As a result, the last of the 142,655 LLV units will be delivered in December 1994. LLVprogram sales accounted for approximately 8 percent of the Company's total revenues in 1993.

  The Company's total backlog at December 31, 1993, was $6.0 billion, a decrease of $1.5 billion from the year-end 1992 total.

 1992 Compared with 1991

  Consolidated sales in 1992 totalled $3.504 billion, down $470 million or 12 percent from the 1991 total. However, income from continuing operations amounted to $119.9 million or $3.49 per share in 1992, an increase of $24.7 million or $.74 per share over the 1991 figures.

  The Company's reinsurance subsidiary experienced a pretax loss of $54.0 million in 1992, attributable primarily to Hurricane Andrew, which had the effect of reducing net income by $1.34 per share. The Company decided not to continue in this business and, accordingly, the reinsurance business results have been reported as a discontinued operation in the accompanying financial statements.

  The Company chose to adopt Financial Accounting Standard 106 (FAS 106)- Accounting For Postretirement Health Benefits-in 1992 rather than wait until it was mandatory in 1993. Consistent with other major defense contractors, the Company expensed the transition obligation of $300 million or $198 million after tax amounting to $5.88 per share in 1992. This one-time charge, which represents the actuarially computed liability at January 1, 1992, is classified separately in the income statement as a cumulative effect of a change in accounting principle. See Note 11 of the Notes to Financial Statements for additional details.

  In 1992, the Company provided additional reserves totalling $14 million to be available for the settlement of claims relating to the government's investigation of activities involving the Company and entities affiliated with one James Kane.

  In the fourth quarter of 1992 the Internal Revenue Service concluded its review of the Company's 1986-87 tax returns. As a result, the Company was able to release tax reserves in 1992 that had the effect of reducing its effective tax rate on continuing operations from the statutory rate of 34 percent to 18 percent.

  Interest expense in 1992 was $30.2 million lower than in 1991 because of substantially lower borrowings. Total debt was reduced $283 million to a level of $439 million at year end. Cash and cash equivalents were $127 million higher at December 31, 1992, than in 1991.

  Other pertinent comments by the Company's principal business segments follow:

  Aerospace segment sales in 1992 decreased $556 million or 19 percent to $2.34 billion. Operating income increased $14.7 million or 12 percent. The 1991 results included a charge of $46.5 million for the settlement of claims against Tracor Aviation, Inc. The sales decline was attributable to four fewer new F-14D deliveries and lower sales on the S-2 Taiwan and A-6 programs. The last new F-14D aircraft was delivered in the second quarter. The profits of the segment were adversely affected by charges of $8.5 million attributable to problems with wing control surfaces on the Air Force/McDonnell Douglas C-17 aircraft program.

  Electronics systems sales in 1992 increased $106 million or 21 percent to $611 million while operating income of $14 million was the same as in 1991. The sales increase was due to higher revenues from the U. S. Air Force/Army Joint STARS radar aircraft program.

  Sales in the information and other services segment decreased $29 million or 5 percent to $593 million, and operating profits decreased $3 million or 11 percent to $28 million. Both the sales and operating income decreases were predominantly due to reduced custom systems revenues in the Data Systems division.

  In the special purpose vehicles segment, 1992 sales decreased $23 million or 6 percent, while operating income increased $6 million or 31 percent. These changes were the direct result of the Company's decision to withdraw from the emergency vehicles business. The performance of the U. S. Postal Service delivery van (LLV) program remained strong. In October 1992, the Company delivered the 100,000th LLV.

  The Company's total backlog at December 31, 1992, was $7.6 billion, an increase of $400 million over the year-end 1991 total.

                     BUSINESS AND PROPERTIES OF THE COMPANY

BUSINESS

  Grumman Corporation is a New York corporation which was organized in 1929 under the name Grumman Aircraft Engineering Corporation. The activities of the Company and its subsidiaries are described in the following four industry segments:

  "Aerospace"--Includes the design and production of military aircraft, space systems and commercial aircraft components and subassemblies, as well as the modernization or conversion of previously completed aircraft.

  "Electronics Systems"--Includes the design, manufacture and integration of sophisticated electronics for aircraft, computerized test equipment and other defense related products, such as airborne surveillance systems.

  "Information and Other Services"--Includes electronic data processing services for affiliates and other customers as well as real estate and leasing services. It also includes technical services that help ready the space shuttle for flight, provide space station program support, service and maintain flight simulators and trainers and support Grumman aircraft.

  "Special Purpose Vehicles"--Includes fabrication of Long Life Vehicles for the U.S. Postal Service and aluminum truck bodies.

  The sales and operating income (loss) and the identifiable assets attributable to each industry segment for the three years ended December 31, 1993 are set forth in Note 13 of the Notes to Consolidated Financial Statements appearing elsewhere in this Proxy Statement.

AEROSPACE

  Production contracts with the U.S. Government have included the F-14 "Tomcat" fighter, the A-6 "Intruder" attack aircraft, the EA-6B "Prowler" tactical jamming system, the E-2C "Hawkeye" early warning aircraft, and the C-2A "Greyhound" carrier on-board delivery system, of which, only the E-2C is currently in production. These aircraft systems incorporate advanced electronic detection, attack and countermeasures equipment, all-weather capability, short take-off and landing characteristics and, in the case of the F-14 fighter, a variable-sweep wing configuration. Upgraded radar packages and new power plants were incorporated into the F-14. The Company also furnishes spare parts, specialized support equipment, technical manuals and data and advisory services for its past and present aircraft and space systems, and engages in modernization and conversion programs of previously completed aircraft.

  Through 1992, the Company's most important military aircraft program was the F-14D Super "Tomcat" fighter which is capable of carrying Phoenix missiles, which are long range, self-guiding, high speed missiles manufactured by Hughes Aircraft. The highly maneuverable supersonic Tomcat, with advanced radar, can track twenty-four targets simultaneously, including the low-flying cruise missile, at distances of over 100 miles, and launch its complement of six Phoenix missiles to provide air superiority. (The F-14 is the principal air superiority fighter plane presently in use by the U.S. Navy.) Sales on the F-14 program during the last three years amounted to 7% for 1993, 20% for 1992 and 23% for 1991. During 1992 and 1991 the Company delivered 10 and 14 F-14's, respectively, to the U.S. Navy. The Company began deliveries of the upgraded F-14 (F-14D) in 1990. The upgrade from the F-14A to the F-14D version was accomplished in two steps. Deliveries of the interim aircraft, the F-14A+, began in 1987 and ended in 1990. This configuration of the Tomcat had the new engines, but none of the radar or avionics upgrades. The Company delivered 37 F-14Ds between 1990 and 1992. The Company produced 712 F-14's from 1973 to 1992.

  In November 1991, the House and Senate Authorization Committee on the Fiscal Year 1992 Defense Budget announced that its recommendation would not include funding to continue the F-14D(R) remanufacturing program. The last new F-14 was delivered in mid-1992 while the last remanufactured F-14 was delivered in 1993. In 1994 the Company will deliver ten F-14 remanufacture upgrade kits.

  In September 1993, the Company received a contract worth $95 million to produce 15 modification kits for an F-14A to F-14B conversion. In December 1993, the U. S. Navy awarded the Company a $57 million contract for the installation of those 15 kits on F-14As that have relatively low flight hours. The modification entails the installation of more powerful engines, structural enhancements to extend the service life of the airframe, and the installation of an updated radar warning receiver system to alert pilots when potentially hostile radar is tracking their aircraft. The 1995 budget request contains $171.7 million to give the F-14 Tomcat advanced strike attack capability.

  The Company was teamed with Boeing and Lockheed in competing for the A-X aircraft program, which was to be the Navy's replacement for Grumman's A-6 Intruder. Grumman, as prime, had been awarded a $30 million concept exploration contract. The Navy cancelled the A-X program during 1993 and the Company subsequently announced that it could no longer support and maintain its high performance airframe design capability to the extent it has in the past.

  Sales of the A-6 "Intruder," EA-6B "Prowler" and E-2C "Hawkeye" as a percentage of the Company's consolidated sales amounted to 24% for 1993, 20% for 1992 and 21% for 1991. Each of these programs has been in production for more than twenty years. The last production A-6 Intruder was delivered in January 1992. In September 1993, the U. S. Navy ordered the Company to stop work immediately on all its A-6 re-wing and related programs. This cancellation followed the Pentagon's bottom-up review of the nation's defense needs.

  In 1993, six E-2C aircraft were delivered to the Navy. Two more aircraft will be delivered in 1994. The Company is currently building the last E-2C at Calverton under the current Navy contract. However, in 1993 the Navy conducted a study to determine the cost effectiveness of restarting the production line in 1995 instead of updating older E-2Cs. The 1995 defense budget request includes $398 million for four new E-2s. The work would be performed in St. Augustine, Florida.

  In 1993, four E-2C aircraft were delivered to foreign countries--three to Japan and one to Egypt. In 1994, the Company will deliver four E-2s to the Republic of China under a $542 million contract awarded in 1993. E-2C aircraft are now in service with four foreign countries; in addition, France, Korea, Turkey, Bahrain and Thailand have expressed interest.

  Under a U. S. Navy contract, the Company has been developing the fifth generation of the EA-6B aircraft--the advanced capability (ADVCAP) Prowler. The 1995 defense budget request does not include the EA-6B ADVCAP remanufacture program due to budget constraints. The U.S. Navy issued a cancellation notice in February 1994 for the ADVCAP upgrade development program. ADVCAP is a three-part effort: the AP-1 Advanced Capability program; the Vehicle Enhancement Program (VEP), which is an improvement to the aerodynamic characteristics of the EA-6B aircraft and has been partially terminated; and the Avionics Improvement Program which has been terminated completely. The Company will continue to perform some remaining work on the EA-6B ADVCAP program and will maintain the modification line to update older EA-6Bs at St. Augustine, Florida.

  The Company is teamed with Gruppo Agusta of Italy to compete for a program to replace the U.S. Air Force/U.S. Navy primary training aircraft called JPATS-- the Joint Primary Aircraft Training System. Seven teams are competing for the work, with the Grumman Agusta team offering the S211A--a nimble, easy-to-fly jet. The request for proposal should be released early in 1994; a winner is to be selected in 1995.

  The Company is under contract to provide aircraft components and major subassemblies to other manufacturers. These contracts include the center wing section for the Boeing 767 jetliner, nacelles and thrust reversers for the Gulfstream IV and Fokker aircraft, transcowls for General Electric CF6-80C2 engines, C-17 control surfaces, and composite spoilers and inboard flaps for the new Boeing 777 airliner.

ELECTRONICS SYSTEMS

  In 1985, the U.S. Air Force awarded Grumman a $657 million contract for development of the Joint Surveillance Target Attack Radar System, known as "Joint STARS." This developmental phase, worth approximately $1 billion, concluded in November 1993 with the delivery of the first two Joint STARS prototype E-8A aircraft to the Air Force. The Air Force will use the two E-8A's for test purposes. In November 1990, the Company received a $523 million follow-on contract for further full-scale development; this included the acquisition of a third Joint STARS aircraft, product improvement and logistics support. This follow-on contract, currently worth $684 million, is scheduled for completion in 1995. After a favorable review by the Defense Acquisition Board in May 1993 that approved five low rate initial production aircraft, the Air Force authorized full funding of $415 million for the initial two aircraft. The E-8C is the production configuration of Joint STARS and incorporates additional work stations and other system improvements. Joint STARS has strong potential for overseas sales, and the Company is pursuing opportunities with NATO. According to present plans, a total of 19 production E-8C aircraft will be delivered to the Air Force beginning in 1995.

  Flight tests of the Joint STARS aircraft began April 1, 1988 and continued through 1990. Early in January 1991, the two Joint STARS aircraft were pulled out of development six years early and deployed to the Persian Gulf to support the combined forces in Desert Shield/Storm. Over the course of 49 consecutive all night missions, the Joint STARS successfully pinpointed enemy convoys, trucks, tanks, and Scud launchers and relayed that information to allied air and ground forces.

  In September 1991, the Company and TRW Inc. teamed to compete for the U.S. Air Force's Follow-on Early Warning System (FEWS)--a space-based system that would provide tactical warning and assessment of missile launches. The Company, which was to be the principal subcontractor to TRW, established a new subsidiary, Grumman Sensor Systems, Inc. for FEWS and other sensor applications. TRW has made significant investments in capital and equipment and holds a minority equity position in Grumman Sensor Systems, Inc. In July 1992, the TRW/Grumman team was awarded a $240 million demonstration/validation contract from the U.S. Air Force Space and Missile Systems Center for FEWS. In November 1993, the FEWS program received formal notification from the Air Force of a stop work order on the demonstration/validation contract. Following the cancellation of the FEWS program, the Air Force is moving forward to initiate a competitive Defense Support Program Follow-On program and cancel two or more DSP systems currently under contract. The program will be renamed ALARM (Alert, Locate and Report Missiles) with more than $1 billion in the Pentagon's 1995 through 1999 budget.

  The Company designs and produces test equipment to support its own aircraft programs, non-Company programs, and government-furnished equipment systems.

  A significant program in this segment is the Integrated Family of Test Equipment, or IFTE, the Army's next generation of automatic test equipment. IFTE is used to diagnose the electronics problems of equipment in the field, depot repair centers and in the factories of weapons systems manufacturers. IFTE is adaptable to the U.S. Army's wide range of systems, eliminating the need for a separate tester for each one. Currently there are 30 different Army systems dedicated to the use of IFTE. The total Army Requirement for IFTE Base Shop Test Facilities (BSTF) is over 200. The Army continues to endorse IFTE for foreign applications on proven Army systems. In 1993, there were seven system fieldings in South Korea and stateside Army bases. IFTE deliveries continued on or ahead of schedule in 1993. Major hardware deliveries included four Commercial Equivalent Equipments (CEEs), nine base station test facilities and eight portable intelligent maintained aid units.

  Under a $20 million contract, the Company is upgrading eight U.S. Army Firefinder radar systems which locate hostile artillery units and direct counterfire against them. Upgrading Firefinder with digital electronics will increase the system's mobility, effective range and threat response. The production phase is anticipated to begin in 1996 and there are major opportunities for foreign sales.

  The Company is manufacturing intercom systems for combat vehicles under the Vehicular Intercommunication System (VIS) contract awarded in 1992 by the U.S. Army Communications and Electronics Command. VIS will provide the Army's combat vehicles with a highly reliable, digital-voice intercom capable of handling six radios and 10 crew stations. VIS replaces a system that has been used on U.S. Army tanks and infantry fighting vehicles for almost 40 years. The basic contract is a 20-month program slated for completion in October 1994. Under this phase, 110 VIS sets will be delivered. The Army recently exercised its option and ordered another 800 VIS units. Another 1,117 units will be installed on vehicles purchased by the Saudi Arabian National Guard. Production of this order runs through 1998.

  The Company won a $118 million contract in October 1993 from the U.S. Air Force to produce an automated test system for the F-15 aircraft. The Company will manufacture the testers and develop the system's software along with IBM, the principal subcontractor. The mobile, downsized system will test the F-15 avionics including armament, communications, displays, flight controls, navigation and radar. It replaces five different testers.

INFORMATION AND OTHER SERVICES

  The Company's data systems business designs, develops, operates and supports computer systems for scientific and management information. Its services include systems integration, systems service, technical and professional services, information conversion services and training; its customers and potential customers include agencies of federal, state and local governments including among others: the U.S. Navy and Marine Corps, the U.S. Air Force, NASA, the Defense Logistics Agency and the Internal Revenue Service. Approximately 58% of the data systems revenue in 1993 was derived from work performed for other Grumman units.

  In February 1993, the Company's Data Systems Division was awarded the Service Center Recognition Image Processing System (SCRIPS) contract by the Internal Revenue Service. The Company is developing an image-based, forms processing, character recognition system. In January 1994, two SCRIPS systems were installed at an IRS center in Cincinnati where they are currently undergoing testing. The current contract value is approximately $27 million including engineering change proposals. If the IRS exercises the options for 10 more SCRIPS systems, the total effort could amount to over $88 million.

  NASA named the Company the winner of the Space Station Program Support contract in July 1987; in March 1992 a major modification to the contract was executed restructuring the contract consistent with the restructured Space Station Freedom. However, in September 1993 NASA ordered the Company to cut its work force on the space station engineering and integration contract to 60 people by December 1993 due to work authorization and funding limitations on the program. NASA has scaled back and downsized the program significantly, and awarded the management job to Boeing.

  The Company is a subcontractor, under Lockheed's Shuttle Processing Contract with NASA for management and support to the Space Shuttle launch processing operation, in such areas as instrumentation, measurement and calibration. The current contract, which began in October 1983, was extended to September 1995. There is one remaining three-year option period which ends in September 1998. The Company is a prime contractor on the Information Systems Contract which was awarded in October 1992. This is a five- year contract which extends through December 1997 and which is valued at approximately $340 million. This contract requires contractor support for all institutional computing capability at Johnson Space Center, Houston, Texas.

SPECIAL PURPOSE VEHICLES

  In 1986, the Company was awarded a $1.1 billion contract to build 99,150 Long Life Vehicles (LLV) for the U.S. Postal Service over a six year period; deliveries commenced in April 1987 and totalled 7,581 units for 1987, 18,844 in 1988, 18,950 in 1989, 19,100 in 1990, 19,608 in 1991 and 15,067 in 1992. In
September 1991, the Company negotiated an agreement for a follow-on contract with the U.S. Postal Service worth over $586 million to produce an additional 43,505 Long Life Vehicles of which 4,723 and 19,881 were delivered in 1992 and 1993, respectively. The combination of the original contract and the follow-on contract will result in unit deliveries to the U. S. Postal Service totalling 142,655 at the conclusion of the program.

  The Postal Service notified the Company in September 1993 that it would not exercise contract options which could have extended production into 1996. As a result, the last 18,901 units of the 142,655 LLV units will be delivered by the end of 1994.

  The Company also manufactures aluminum truck bodies which are mounted on purchased chassis and sold as delivery vans.

COMPANY RESTRUCTURE

  In January 1994, the Company announced a plan to compete more effectively in the changing defense market by consolidating its facilities and restructuring its operations. Five major Long Island, New York, facilities will be closed over the next two years, and the current 15 million square feet of nationwide manufacturing, office and warehouse space will be reduced by 4.5 million square feet. Overall, the Company expects to reduce operating costs by nearly $600 million over the next three years. As a result, the Company took a one-time charge of $85 million ($55 million after federal income taxes or $1.60 a share) in the fourth quarter of 1993. The restructuring charge provides for equipment and inventory write-offs of approximately $60 million and plant closing costs of approximately $25 million.

COMPETITION AND CUSTOMERS

  The aerospace industry is dominated by large companies, and sizable contracts are awarded by winning new design competitions against formidable opposition. Many of the Company's competitors are considerably larger in terms of sales, number of employees and financial resources. Since most defense products are tailored to specific military use, the U.S. Department of Defense, as the sole customer, occupies the superior bargaining position, and there is not the usual give and take of a commercial negotiation.

  Initial procurements of military programs are the result of open competition, with the award of the prime contract made to the prospective contractor offering the best overall proposal on the basis of price and other factors. Follow-on buys of military programs in the past were usually made from the current prime contractor, but as of late the customer has increasingly resorted to competitive bids.

  The Company's new strategic direction will emphasize expanding in electronic systems and surveillance integration capabilities in lieu of our traditional role as a prime airframe producer. Along with this, is our continued commitment to supporting the Company's existing aircraft and winning the new JPATS training program. The principal competition in these areas comes from both traditional aircraft producers such as Northrop Corporation, Lockheed Aircraft Corporation and McDonnell Douglas Corporation and some new competitors in E-Systems, Martin Marietta Corporation and G. M. Hughes Electronics Corporation.

  Total sales to the U.S. government and its agencies (including sales to foreign governments through foreign military sales contracts with U.S. government agencies) for the years ended December 31, 1993, 1992 and 1991 amounted to $2.8 billion, $3.2 billion and $3.6 billion, respectively. As a consequence of its concentration upon the U.S. government's defense programs, the Company's sales and income may be materially affected by any change in emphasis on such programs, or in any substantial change in government spending thereon.

  All U.S. government contracts provide that they may be terminated in whole or in part for the convenience of the government. Upon any such termination, the Company would be entitled to reimbursement in accordance with the formula set forth in the applicable government procurement regulations. Where the government has exercised this extraordinary right, which has occurred infrequently, the Company has in the past recovered its costs together with an appropriate share of the profit or fee on the work done. For a summary of policies used by the Company in accounting for inventories and sales under U.S. government contracts, see Note 1 of the Notes to Consolidated Financial Statements appearing elsewhere in this Proxy Statement.

BACKLOG

  The backlog of potential sales under U.S. government and commercial contracts includes those contracts that have been negotiated, whether funded or unfunded. No material portion of the Company's backlog is considered to be seasonal. Fluctuations in the backlog may occur from quarter to quarter depending upon contract execution and funding dates. Approximately $3.4 billion of the backlog at December 31, 1993 represents deliveries to be made after 1994.

                                                               BACKLOG AS OF
                                                               DECEMBER 31,
                                                               ------------- ---
                                                                1993   1992
                                                               ------ ------
                                                               (IN MILLIONS)
Aerospace..................................................... $3,674 $4,585
Electronics Systems...........................................  1,320    886
Information & Other Services..................................    764  1,575
Special Purpose Vehicles......................................    278    515
                                                               ------ ------
    Total Backlog............................................. $6,036 $7,561

  The backlog at December 31, 1993 includes $2.8 billion of authorized but unfunded amounts as well as negotiated and priced options which have not yet been exercised.

RAW MATERIALS AND SUPPLIERS

  All raw materials and many items of equipment and components used in the production of the Company's products are purchased from outside sources. From the standpoint of aggregate cost, the most important manufactured items purchased from outside sources are electronic components and subsystems for airborne applications. While the Company does not usually produce these electronic items in its capacity as systems-manager, it manages their design, testing and evaluation, and integrates these elements into a working system. The Company's business is dependent upon the ability of its subcontractors to meet performance specifications, quality standards and delivery schedules. Their failure in any of these areas could have an adverse effect upon the Company's business.

  Although certain priorities under U.S. government contracts are available, it has become necessary to enter early orders for materials with long lead time requirements. The Company cannot predict what the impact of any further extension of lead time requirements or of shortages or delays in delivery by suppliers may be on its business or financial requirements.

ENVIRONMENTAL MATTERS

  Compliance with current provisions of federal, state and local authorities regulating the discharge of materials into the environment is not expected to have a material effect on the Company's capital expenditures, earnings and competitive position.

COMMITMENTS FOR CAPITAL EXPENDITURES

  Outstanding commitments for capital expenditures at December 31, 1993 were $23.4 million. Funds are generally committed to acquire equipment to support and develop advanced technologies and to improve manufacturing and computing capabilities. Capital expenditures are expected to be financed from internally generated funds in the foreseeable future.

EMPLOYEES

  As of December 31, 1993, approximately 17,900 persons were employed by the Company. The Company is predominantly non-union, although approximately 300 employees in a second-tier subsidiary are covered by union contracts with expiration dates in 1995 and 1997. The Company believes its employee relations are satisfactory.

PATENTS

  While the Company owns a number of patents and has licenses under patents owned by others, it does not believe that its business would be materially affected by the expiration of any patent or termination of any patent license agreement.

  The Company holds no material franchises or concessions.

RESEARCH AND DEVELOPMENT

  Research and development costs associated with government programs up to a negotiated ceiling are charged to inventory and are recorded in cost of sales when products are delivered or services performed. Costs in excess of ceiling and expenditures for commercial projects are charged against income in the year incurred. Total expenditures for research and development, bid and proposal efforts were $122.5, $132.8 and $127.5 million in 1993, 1992 and 1991, respectively.

EXPORT SALES

  Export sales by geographic area for the three years ended December 31, 1993 are set forth in Note 13 (Segment Information) of the Notes to Consolidated Financial Statements appearing elsewhere in this Proxy Statement.

  In 1993 export sales generated $36.1 million of operating income and had identifiable assets, primarily including inventories and receivables, of $52.4 million at December 31, 1993.


PROPERTIES

  The Company's principal properties are located at Bethpage and Calverton, Long Island, New York. These properties include operating facilities and airfields. The Company's executive offices are located in Bethpage. The Company also owns and leases facilities at a number of other locations.

  The following table sets forth information by business segment, as to the Company's principal operating properties as of December 31, 1993, with an indication of the areas involved and the character of the Company's interest therein:


                                                               LEASED
                              COMPANY OWNED (1)             FROM OTHERS              GOVERNMENT OWNED
                          -------------------------- -------------------------- --------------------------
                                            LAND                       LAND                       LAND
                          FLOOR AREA(2) AREA (ACRES) FLOOR AREA(2) AREA (ACRES) FLOOR AREA(2) AREA (ACRES)
                          ------------- ------------ ------------- ------------ ------------- ------------
AEROSPACE
Long Island area--N.Y...      4,208         517            469                      2,678        3,053
Georgia.................        507         162             60
Florida.................        474          57            857         742
Maryland................        384          79              6
Various other states....        277          35            452          26             34
ELECTRONICS SYSTEMS
Long Island area--N.Y. .        356          86            124
Florida.................                                   565          49
Louisiana...............                                 1,234         167
Various other states....        107          18            149
INFORMATION AND OTHER
 SERVICES
Long Island area--N.Y. .        840         234            232           4
Florida.................                                   183          33              2
Virginia................                                   364
Texas...................                                   218          15
Various other states....         62          37            332          98
SPECIAL PURPOSE VEHICLES
Long Island area--N.Y. .                                    13
Pennsylvania............        286          45             57           3
Michigan................        340         119
Various other states....        400         110              2

- --------

(1) Including buildings constructed by the Company upon land held under long-term leases
(2) Square feet rounded to nearest thousand.

  The government-owned property at Calverton, Long Island, New York which includes a plant, airfield and hangars, is leased under a rental agreement with the United States Government. The aggregate rental paid by the Company for calendar year 1993 was $4,608,000.

  The government-owned plants at Bethpage and a substantial amount of government-owned machinery and equipment, located principally at Bethpage and Calverton, are furnished rent-free under a Facilities Management Contract for use in the performance of government contracts. These facilities may also be used in the performance of nongovernment work subject to government approval and the payment of rent. The Facilities Management Contract is subject to termination at the government's convenience.

  The Company's facilities are well maintained, in good operating condition and suitable for the purposes for which they are utilized. In general, due to the current economic environment in the defense industry resulting from reduced budgets, the company has excess production and administrative facilities. The Company is aggressively taking appropriate action to eliminate this condition by reducing leased facilities and marketing and/or developing its excess owned land and buildings.

  In connection with the consolidation of its facilities, the Company anticipates reducing its total floor space approximately 30 percent by 1997.

LEGAL PROCEEDINGS

  There are pending litigations related to matters which are in the ordinary course of the Company's business activities. See Note 12 (Commitments and Contingencies) of the Notes to Consolidated Financial Statements appearing elsewhere in this Proxy Statement.

  Currently, there are five waste disposal sites where the Company has been named either as a potentially responsible party or an owner/operator of the site by a cognizant governmental agency for the cleanup of hazardous materials previously placed there either directly or through an agent and where the cost of remediation or settlement could reasonably exceed $100,000 in amount. In addition, the Company on its own initiative undertook an investigation and potential remediation of a second-tier subsidiary's facility; the Company has voluntarily submitted this remediation plan to the cognizant state agency for its review and approval. Environmental costs incurred are generally allowable under terms of existing U.S. Government procurement regulations and are reflected in the prices of the Company's products and services. However, it is unknown at this time what the ultimate financial impact of these environmental matters on the Company will be but it is not expected to have a material adverse effect on the Company's financial position.

  In another matter, the Company's second-tier subsidiary, Grumman St. Augustine Corporation, was the named defendant in a civil action filed in the Federal District Court for the Middle District of Florida in 1991 by the United States of America, at the request of the U.S. Environmental Protection Agency, and subsequently entered into a Consent Decree which resulted in final dismissal of the suit on May 15, 1993. The Consent Decree was subsequently declared final on July 20, 1993.

  As a Government contractor, the Company is, from time to time, subject to U.S. government investigations of business practices and cost classifications from which legal and/or administrative proceedings could result. Under current government procurement regulations, a contractor can be fined as well as be suspended or debarred from eligibility to receive further government contracts based upon the results of such investigations.

  However, the Company is not aware of any government investigation, the outcome of which would have a material adverse effect on the Company's financial position.

  Four putative class actions, Croyden Associates, et al. v. Grumman Corp., et al., Allen M. Olender, et al. v. Grumman Corp., et al., Paul Gardner v. Grumman Corp., et al., and John Mezzasalma v. Grumman Corp., et al., respectively, have been filed in the Supreme Court of the State of New York, County of Nassau, on behalf of the Company's shareholders, alleging causes of action arising out of a prior proposed acquisition of the Company by Martin Marietta and, in certain of the actions, the proposed acquisition of the Company by Northrop. The defendants in each such action are the Company, its directors as of the date such action was filed, and Martin Marietta. In one of the actions, Goldman, Sachs & Co., the Company's financial advisor, is also named as a defendant. The four actions allege substantially similar causes of action or breaches of fiduciary duty against the Company and its directors, and allege that Martin Marietta aided and abetted those breaches of duty. The actions seek, inter alia, to enjoin a prior proposed acquisition of the Company by Martin Marietta on the grounds that the consideration to be paid is inadequate and unfair and that the Board has failed to maximize shareholder value. The four actions are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, dated March 24, 1994, as amended, and incorporated herein by reference (the "Company 14D-9").


  A fifth putative class action, Dennis Fecci, et al. v. Grumman Corporation, et al., was filed in the United States District Court for the Southern District of New York, on behalf of the Company's shareholders, alleging claims arising out of a prior proposed acquisition of the Company by Martin Marietta and the proposed acquisition of the Company by Northrop. The defendants in this action are the Company, its directors at the time such action was filed, and Martin Marietta. This action alleges violations of Sections 10(b), 14(e) and 20(a) of the Exchange Act and alleges that the Company's March 8, 1994 Schedule 14D-9, filed in response to a tender offer by Martin Marietta is materially false and misleading and that the individual defendants breached their fiduciary duties. The action seeks a declaration of class action status, monetary damages, and preliminary and permanent injunctive relief relating to shareholder communications, the proposed acquisition of the Company by Martin Marietta and any related transactions. This action is also described in the Company 14D-9.

  A sixth putative class action, Ronald Goldstein v. Grumman Corp. and Renso L. Caporali, was filed in the United States District Court for the Eastern District of Pennsylvania, on behalf of those persons who sold Common Stock of the Company between the announcement on March 7, 1994 of an agreement between the Company and Martin Marietta with respect to the proposed acquisition of the Company by Martin Marietta, and the March 9, 1994 announcement that Northrop had expressed a serious interest in acquiring the Common Stock of the Company. The action asserts violations of Sections 10(b) and 20 of the Exchange Act and seeks the declaration of class action status and monetary damages in an unstated amount.

  Outside counsel to the Company has advised the Company that it is aware of three additional complaints, all captioned in the Supreme Court of the State of New York, County of Nassau, which are similar to the Croyden Associates, Olender, Gardner and Mezzasalma actions noted above. The defendants named in each such complaint are the Company and its directors. As of April 29, 1994, outside counsel has advised that it is their understanding that service of the summons and complaint in these actions had not been effected on the Company or any of its directors, and that one of the actions had not been filed.

        CERTAIN INFORMATION CONCERNING NORTHROP AND NORTHROP ACQUISITION

  Northrop's and Northrop Acquisition's principal executive offices are located at 1840 Century Park East, Los Angeles, California 90067 and the telephone number for both companies is (310) 553-6262. Northrop Acquisition is a newly formed corporation and a wholly owned subsidiary of Northrop. Northrop Acquisition has not conducted any business other than in connection with the Offer and the Merger. Northrop and Northrop Acquisition are Delaware corporations.

  Northrop is an advanced technology company operating in the aerospace industry. Northrop designs, develops and manufactures aircraft, aircraft subassemblies and electronic systems for military and commercial use.

  Northrop is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Northrop's directors and officers, their remuneration, options granted to them, the principal holders of Northrop's securities and any material interest of such persons in transactions with Northrop is required to be disclosed in proxy statements distributed to Northrop stockholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available for inspection and copying at the regional offices of the Commission located in the Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604, and the Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, this material is also available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                         BENEFICIAL OWNERSHIP OF SHARES

DIRECTORS AND OFFICERS

  The following table sets forth certain information as of April 22, 1994, with respect to the beneficial ownership of Common Stock of the Company by (i) each director of the Company and (ii) all directors and executive officers of the Company as a group.

                                                 AMOUNT AND NATURE
                                                        OF            PERCENT OF
   NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP(1)  CLASS(2)
   ------------------------                   ----------------------- ----------
   Kent Kresa................................             -0-
   Oliver C. Boileau, Jr. ...................             -0-
   Renso L. Caporali.........................          45,993
   Marvin Elkin..............................             -0-
   Richard R. Molleur........................             -0-
   James G. Roche............................             -0-
   Wallace C. Solberg........................             -0-
   Richard B. Waugh, Jr. ....................             -0-
   Max T. Weiss..............................             -0-
   All directors and officers as a group.....         232,945

- --------
(1) Subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Percentage information is omitted as the beneficially owned shares represent less than 1% of the outstanding shares of the Company's Common Stock.

OTHER SECURITY HOLDERS

  The Company does not know of any persons (other than Northrop and Northrop Acquisition) who have or share voting and/or investment power with respect to more than 5 percent of the Shares. See "General Information--Vote Required and Ownership" for information concerning Northrop's and Northrop Acquisition's beneficial ownership of Shares.

                            INDEPENDENT ACCOUNTANTS

  Arthur Andersen & Co., certified public accountants, has served as independent accountants of the Company and its subsidiaries since the Company's fiscal year ending December 31, 1980. Representatives of Arthur Andersen & Co. are expected to be present at the Special Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                    EXPERTS

  The audited consolidated financial statements of the Company and its subsidiaries at December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, included in this Proxy Statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto which appears elsewhere in this Proxy Statement, and are included herein in reliance upon the authority of that firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for income taxes and for postretirement benefits other than pensions.

                               PROXY SOLICITATION

  The cost of solicitation of proxies is to be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from shareholders by telephone, telegram, personal interview or other means of communication. Such individuals may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made by the Company with brokers and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Shares held of record, and the Company will reimburse these persons for reasonable out-of-pocket expenses incurred.

                                 OTHER BUSINESS

  As far as is known or has been determined, no business other than the matter referred to herein will come before the Special Meeting or any adjournment thereof. However, it is intended that the proxy solicited herein will be voted on any other matters that may properly come before the Special Meeting or any adjournment thereof in the discretion of the person or persons voting such proxy.

                                          By order of the Board of Directors

                                          Sheila M. Gibbons
                                          Corporate Secretary

Bethpage, New York

May 3, 1994

                         INDEX TO FINANCIAL STATEMENTS
                    OF GRUMMAN CORPORATION AND SUBSIDIARIES

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets at December 31, 1993 and 1992.................  F-3
Consolidated Statements of Income for the three years ended December 31,
 1993, 1992 and 1991......................................................  F-4
Consolidated Statements of Common Shareholders' Equity at December 31,
 1993, 1992 and 1991......................................................  F-5
Consolidated Statements of Cash Flows for the three years ended December
 31, 1993, 1992 and 1991..................................................  F-6
Notes to Consolidated Financial Statements................................  F-7
Quarterly Financial Data.................................................. F-19

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Grumman Corporation:

  We have audited the accompanying consolidated balance sheet of Grumman Corporation (a New York corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grumman Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

  As discussed in Notes 6 and 11 to the consolidated financial statements, effective January 1, 1992, the company changed its method of accounting for income taxes and for postretirement benefits other than pensions.

                                          ARTHUR ANDERSEN & CO.

New York, New York
January 20, 1994

                      GRUMMAN CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                             (AMOUNTS IN THOUSANDS)

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1993       1992
                                                           ---------- ----------
                         ASSETS
Current Assets:
  Cash and cash equivalents..............................  $  346,090 $  299,077
  Marketable securities (at cost, approximating market)..      18,034        --
  Accounts receivable....................................     518,731    534,260
  Inventories, less progress payments....................     499,436    612,424
  Prepaid expenses.......................................      40,992     41,280
                                                           ---------- ----------
    Total current assets.................................   1,423,283  1,487,041
                                                           ---------- ----------
Property, plant and equipment, less accumulated deprecia-
 tion....................................................     372,723    399,421
                                                           ---------- ----------
Non-current assets:
  Deferred income taxes..................................     120,028     94,856
  Long-term receivables..................................       6,009      9,079
  Investments............................................      52,505     28,678
  Other..................................................      49,901     69,941
                                                           ---------- ----------
                                                              228,443    202,554
                                                           ---------- ----------
    Total................................................  $2,024,449 $2,089,016
                                                           ========== ==========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt........................................  $    6,571 $   83,399
  Accounts payable.......................................     147,576    128,610
  Wages and benefits payable.............................      90,229     95,519
  Income taxes...........................................      88,932    145,353
  Advances and deposits..................................      95,340     30,251
  Other current liabilities..............................      89,699    127,902
                                                           ---------- ----------
    Total current liabilities............................     518,347    611,034
                                                           ---------- ----------
Long-term debt...........................................     243,106    355,244
                                                           ---------- ----------
Accrued retirement benefits..............................     304,752    306,500
                                                           ---------- ----------
Restructuring reserve....................................      85,000        --
                                                           ---------- ----------
Other liabilities........................................      37,191     23,348
                                                           ---------- ----------
Common stock--$1.00 par value, authorized 80,000 shares;
 outstanding 34,049 and 33,519 shares (net of treasury
 stock)..................................................     344,589    321,038
Retained earnings........................................     491,464    471,852
                                                           ---------- ----------
    Total................................................  $2,024,449 $2,089,016
                                                           ========== ==========


   The accompanying notes are an integral part of these financial statements.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                1993        1992        1991
                                             ----------  ----------  ----------
                                             ($ IN THOUSANDS EXCEPT PER SHARE
                                                          DATA)
Revenues:
 Sales...................................... $3,224,535  $3,492,075  $3,963,492
 Other income...............................     24,589      11,875      10,359
                                             ----------  ----------  ----------
    Total sales and other income............  3,249,124   3,503,950   3,973,851
                                             ----------  ----------  ----------
Costs and expenses:
 Cost of sales..............................  2,929,987   3,189,035   3,620,895
 Restructuring charge.......................     85,000         --          --
 Loss on Tracor Aviation Inc. settlement....        --          --       46,500
 Selling, administrative and other..........    115,928     113,289     124,049
 Interest...................................     31,702      55,065      85,236
                                             ----------  ----------  ----------
    Total costs and expenses................  3,162,617   3,357,389   3,876,680
                                             ----------  ----------  ----------
Income before income taxes..................     86,507     146,561      97,171
Provision for federal income taxes..........     21,000      26,700       2,000
                                             ----------  ----------  ----------
    Income from continuing operations.......     65,507     119,861      95,171
Income (loss) from discontinued operations..     (6,700)    (45,035)      4,166
Cumulative effect of change to accrual
 method of accounting for postretirement
 benefits...................................        --     (198,000)        --
                                             ----------  ----------  ----------
    Net income (loss)....................... $   58,807  $ (123,174) $   99,337
                                             ==========  ==========  ==========
Primary earnings per common share:
 Income from continuing operations.......... $     1.90  $     3.49  $     2.75
 Income (loss) from discontinued operations.       (.19)      (1.34)        .13
 Cumulative effect of accounting change.....        --        (5.88)        --
                                             ----------  ----------  ----------
    Net income (loss)....................... $     1.71  $    (3.73) $     2.88
                                             ==========  ==========  ==========



   The accompanying notes are an integral part of these financial statements.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY

                             YEAR 1993         YEAR 1992         YEAR 1991
                          ----------------  ----------------  ----------------
                          SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT
                          ------  --------  ------  --------  ------  --------
Common stock:
  Balance beginning of
   year.................. 33,790  $337,896  33,512  $337,737  33,019  $313,916
  Conversion of
   convertible
   subordinated
   debentures............  1,392    48,352     --        --      --        --
  Conversion of preferred
   stock.................    --        --        6        36       1         6
  Exercise of stock
   options and awards--
   net of (forfeitures)..    605    22,935     272     4,014     492     7,149
  Majority interest in
   capital contributed to
   joint venture.........    --        --      --     (3,891)    --     16,666
                          ------  --------  ------  --------  ------  --------
  Balance end of year.... 35,787   409,183  33,790   337,896  33,512   337,737
                          ------  --------  ------  --------  ------  --------
  Less:
  Treasury stock
  Balance beginning of
   year..................    271     4,415     247     3,998     221     3,529
  Common stock repurchase
   program...............  1,361    49,931     --        --      --        --
  Reinstated (issued)
   under various plans--
   net...................    106     2,848      24       417      26       469
                          ------  --------  ------  --------  ------  --------
  Balance end of year....  1,738    57,194     271     4,415     247     3,998
                          ------  --------  ------  --------  ------  --------
  Restricted stock:
  Balance beginning of
   year..................  1,613    12,443   1,651    15,025   1,360    13,377
  Awards (forfeitures)-
   net...................    (85)     (566)    131     1,490     444     6,462
  Amortization and
   vesting...............   (234)   (4,477)   (169)   (4,072)   (153)   (4,814)
                          ------  --------  ------  --------  ------  --------
  Balance end of year....  1,294*    7,400   1,613*   12,443   1,651*   15,025
                          ------  --------  ------  --------  ------  --------
  Common stock
   outstanding........... 34,049  $344,589  33,519  $321,038  33,265  $318,714
                          ======  ========  ======  ========  ======  ========
Retained earnings:
  Balance beginning of
   year..................         $471,852          $632,998          $570,504
  Net income (loss)......           58,807          (123,174)           99,337
  Cash dividends:
    Common (per share:
     1993, $1.15; 1992
     and 1991, $1.00)......        (38,690)          (33,496)          (33,220)
    Preferred............              --             (2,515)           (3,623)
    Redemption costs.....             (505)           (1,961)              --
                                  --------          --------          --------
  Balance end of year....         $491,464          $471,852          $632,998
                                  ========          ========          ========

- --------
* Shares are shown for information only and are included in common stock.

   The accompanying notes are an integral part of these financial statements.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1993       1992       1991
                                               ---------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)........................... $  58,807  $(123,174) $  99,337
  Items affecting cash from operations:
  Depreciation and amortization...............    73,835     82,127     94,274
  Cumulative effect of change in accounting
   for postretirement benefits................       --     198,000        --
  Restructuring charge........................    85,000        --         --
  Loss on Tracor Aviation Inc. settlement.....       --         --      46,500
  Release of tax reserves.....................       --     (23,500)   (30,700)
  Changes in assets and liabilities:
  Decrease/(increase) in:
   Accounts receivable and marketable
    securities................................    (2,505)    79,391     13,126
   Inventories................................   112,988    147,817    142,811
   Prepaid expenses...........................       288     38,660     (9,930)
  Increase/(decrease) in:
   Accounts payable, wages and benefits.......    13,676    (68,585)   (52,399)
   Income taxes payable.......................   (49,231)    65,947    (11,409)
   Deferred income taxes......................   (32,362)    (6,351)    (4,500)
   Other current liabilities..................    26,886     56,155    (10,902)
   Other......................................    34,869     68,317      4,126
                                               ---------  ---------  ---------
  Net cash provided by operating activities...   322,251    514,804    280,334
                                               ---------  ---------  ---------
Cash flows from investing activities:
  Capital expenditures........................   (44,585)   (39,054)   (54,847)
  Proceeds from sale of capital assets........     3,882      2,361      6,385
  Decrease (increase) in investments..........   (25,562)     4,237     (1,486)
                                               ---------  ---------  ---------
  Net cash used in investing activities.......   (66,265)   (32,456)   (49,948)
                                               ---------  ---------  ---------
Cash flows from financing activities:
  Decrease in short-term debt.................       --         --     (17,000)
  Proceeds from long-term debt................       --         --      75,000
  Repayment of long-term debt.................  (141,119)  (283,372)  (118,023)
  Redemption of preferred stock...............       --     (34,321)        (5)
  Dividends paid..............................   (38,690)   (36,011)   (36,843)
  Repurchase of common stock..................   (49,931)       --         --
  Exercise of stock options...................    20,767     (1,591)    (3,015)
  Capital received on formation of joint
   venture....................................       --         --      20,000
                                               ---------  ---------  ---------
  Net cash required by financing activities...  (208,973)  (355,295)   (79,886)
                                               ---------  ---------  ---------
Net increase in cash and cash equivalents for
 the period...................................    47,013    127,053    150,500
Cash and cash equivalents-January 1,..........   299,077    172,024     21,524
                                               ---------  ---------  ---------
Cash and cash equivalents-December 31,........ $ 346,090  $ 299,077  $ 172,024
                                               =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      ($ IN THOUSANDS IN TABULAR PRESENTATIONS EXCEPT PER SHARE DATA)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of consolidation

  The consolidated financial statements include the accounts of the company and all subsidiaries. All intercompany balances and transactions have been eliminated.

 Inventories

  Inventoried costs relating to both long-term government and commercial contracts and programs are stated at the actual production cost. General and administrative expenses allocable to aerospace fixed-price type contracts are included in inventory, whereas such expenses for non-aerospace activities are expensed as incurred. The costs attributed to units delivered under both long-term government and commercial contracts and programs are based on the estimated average costs of all units expected to be produced in a lot or contract. In accordance with industry practice, inventories include amounts relating to contracts and programs having long production cycles, portions of which are not expected to be realized within one year.

  Inventories of raw materials, purchased parts and supplies are carried at the lower of cost or realizable values. Inventories are based on average cost and/or first-in, first-out methods.

 Revenue recognition

  Sales under fixed-price production contracts are recorded at the time of delivery. Sales, including fees earned, under cost-reimbursement and research, development, test and evaluation contracts are recorded as costs are incurred.

  Certain contracts contain cost and/or performance incentives. Such incentives are included in sales at the time actual performance can be related to the target and the earned amount can be reasonably determined. Accordingly, earnings recorded in one period may include adjustments related to sales recorded in a prior period. Losses on contracts are recorded when they become known.

 Depreciation and amortization

  The company uses a declining-balance method of depreciation for substantially all of its plant and equipment. Leasehold improvements are amortized over the terms of the leases or their estimated useful lives, whichever is shorter.

  Upon sale or retirement of plant and equipment, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is reflected currently. Maintenance and repair costs are expensed as incurred.

 Intangibles

  The excess of cost over the net assets of acquired companies at December 31, 1993 and 1992, was $3.6 and $3.7 million, respectively. These amounts are included in Non-Current Assets--Other, and are being amortized over 40 years.

 Cash equivalents

  It is the company's policy to treat securities which are readily convertible to known amounts of cash with original maturities of three months or less as cash equivalents. The carrying value of such items, which is at cost, approximates fair value because of the short maturity of those instruments.

 Cash flow supplemental information

                                                         1993    1992    1991
                                                        ------- ------- -------
      Cash paid during the year for:
        Interest (net of amount capitalized)........... $39,058 $57,543 $87,884
        Federal income taxes...........................  97,800  37,000  40,000

                     GRUMMAN CORPORATION AND SUBSIDIARIES

 Financial instruments

  During 1993, the company initiated a Common Stock Repurchase Program to purchase up to $100 million of the company's outstanding common stock. As a hedge of the company's cost, the company entered into a series of equity put warrants whereby the company may be obligated to repurchase 750,000 shares, if put to the company, at expiration date. These equity put warrants will expire during the period August through October 1994.

  Also during 1993, the company invested approximately $25 million in a limited partnership which invests in repurchase and reverse repurchase agreements backed by highly rated securities. At December 31, 1993, the value of the partnership's underlying net assets approximated the company's investment which is being accounted for using the equity method.

 Research and development

  Research and development costs associated with government programs up to a negotiated ceiling are charged to inventory and are recorded in cost of sales when products are delivered or services performed. Costs in excess of ceiling and expenditures for commercial projects are charged against income in the year incurred. Total expenditures for research and development, bid and proposal efforts were, in millions, $122.5 in 1993, $132.8 in 1992 and $127.5 in 1991.

 Earnings per common share

  Primary earnings per share are determined after deducting preferred stock dividends and are based on the weighted average number of outstanding common shares and common stock equivalents.

 Reclassification

  Certain prior-year amounts have been reclassified to conform to 1993 classifications.

NOTE 2--RESTRUCTURING AND DISCONTINUED OPERATIONS:

  In order to become more competitive in the changing defense market, the company recorded in the fourth quarter of 1993 an $85 million restructuring provision. In connection with the consolidation of its facilities, the company anticipates reducing its total floor space approximately 30 percent by 1997. The restructuring charge provides for equipment and inventory write-offs of approximately $60 million and plant closing costs of approximately $25 million.

  During 1993, the company settled a lawsuit relating to its previously discontinued solar panel business and recorded a loss of $9.9 million before an income tax benefit of $3.2 million.

  Operating results for Paumanock Insurance Company Ltd. for the years ended December 31, 1992 and 1991, were reported in the income statement under the caption "Income (loss) from discontinued operations" and are summarized as follows:

                                                                1992     1991
                                                              --------  -------
      Sales.................................................. $113,944  $64,055
      Income (loss) before income taxes......................  (54,035)   6,266
      Income taxes...........................................   (9,000)   2,100
      Net income (loss)......................................  (45,035)   4,166

  At December 31, 1992, the net book value of the insurance company's assets and liabilities was $11.1 million and is included in other non-current assets. This business was sold in the first quarter of 1993 at an amount that approximated the company's carrying value.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

NOTE 3--ACCOUNTS RECEIVABLE:

  Receivables at December 31 are summarized as follows:

                                                                1993     1992
                                                              -------- --------
      Billed:
        U.S. government...................................... $121,394 $110,873
        Commercial...........................................   59,027   46,017
                                                              -------- --------
                                                               180,421  156,890
                                                              -------- --------
      Unbilled costs and accrued profits:
        U.S. government......................................  320,370  337,306
        Commercial...........................................   17,940   40,064
                                                              -------- --------
                                                               338,310  377,370
                                                              -------- --------
                                                              $518,731 $534,260
                                                              ======== ========

  Unbilled costs and accrued profits represent revenue earned but not billed to the customer at year-end. At December 31, 1993, approximately $166.7 million of claims and accruals, a portion of which is subject to negotiation, is not expected to be realized before December 31, 1994.

  In June of 1991, the company submitted a request to the U. S. Air Force for an equitable adjustment of the price of a contract involving the F-111A/E & EF-111A Avionics Modernization Program, based on late and inadequate government-furnished software and other property and other failures to comply with contract requirements by the government. The request, as amended in May of 1993, was in the amount of $62.5 million. On August 26, 1993, the Contracting Officer issued what purports to be a decision under the Contract Disputes Act denying the preponderance of the price increase requested and concluding that the Air Force is entitled to recover a net amount of $5.5 million on the basis of alleged company failures to comply with the terms of the contract. The company believes there is little or no support for the Contracting Officer's decision and that the amounts of revenue recognized pursuant to this contract are appropriate as of December 31, 1993.

NOTE 4--INVENTORIES:

  Inventories at December 31 consist of the following:

                                                             1993       1992
                                                           --------- ----------
      Work in process--long-term contracts:
        Production costs.................................. $ 951,837 $1,140,212
        General and administrative expenses...............   120,491    110,316
      Work in process--other..............................     9,595     13,664
      Raw materials, purchased parts and supplies.........    82,158    134,261
                                                           --------- ----------
                                                           1,164,081  1,398,453
      Less related progress payments......................   664,645    786,029
                                                           --------- ----------
                                                           $ 499,436 $  612,424
                                                           ========= ==========

  Under the contractual arrangements by which progress payments are received, the government has a security interest in the inventories identified with related contracts.

  The aggregate amounts of selling, general and administrative expenses incurred during 1993, 1992 and 1991 were, in millions, $375.0, $350.1 and $349.3 respectively.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

NOTE 5--PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment at December 31 (at cost) consist of:

                                                               1993      1992
                                                            ---------- ---------
      Land................................................. $   11,954 $  11,474
      Buildings............................................    316,029   310,747
      Machinery and equipment..............................    967,773   963,395
      Leasehold improvements...............................     51,437    51,829
      Construction in progress.............................     12,897     8,782
                                                            ---------- ---------
                                                             1,360,090 1,346,227
      Less accumulated depreciation and amortization.......    987,367   946,806
                                                            ---------- ---------
                                                            $  372,723 $ 399,421
                                                            ========== =========

  For the years 1993, 1992 and 1991, interest costs of $.9, $.5 and $1.8 million were capitalized, respectively, relating to construction in progress.

NOTE 6--INCOME TAXES:

  The provision for federal income taxes consists of the following:

                                                     1993      1992      1991
                                                   --------  --------  --------
      Current....................................  $101,400  $ 27,600  $  8,600
      Deferred...................................   (83,900)   (9,900)   (4,500)
                                                   --------  --------  --------
                                                   $ 17,500  $ 17,700* $  4,100
                                                   ========  ========  ========
- --------
* Excludes a tax benefit of $102 million relating to the cumulative effect of the change to the accrual method of accounting for postretirement health benefits.

  A reconciliation between the provision for federal income taxes (substantially all domestic) and the amount computed at the statutory federal income tax rate is as follows:

                                                     1993      1992      1991
                                                   --------  --------  --------
      Provision computed at the statutory rate of
       (1993--35%; 1992 and 1991--34%)...........  $ 26,710  $ 31,459  $ 35,169
      Research and other tax credits realized....       --    (23,500)  (30,799)
      Valuation allowance........................    (9,372)    9,372       --
      FAS 109 adjustment and other...............       162       369      (270)
                                                   --------  --------  --------
                                                   $ 17,500  $ 17,700  $  4,100
                                                   ========  ========  ========
The provision for deferred federal income taxes consisted of the following:

                                                     1993      1992      1991
                                                   --------  --------  --------
      Contract tax accounting methods............  $(40,013) $ 16,208  $ (4,692)
      Accelerated depreciation...................      (294)   (1,716)   (3,502)
      Capitalized costs..........................    (2,463)     (669)   (6,285)
      Gain from investment.......................   (17,150)      --        --
      Restructuring charge.......................   (30,000)      --        --
      Employee benefits and all other--net.......    (2,980)  (14,723)    9,979
      Discontinued operations....................     9,000    (9,000)      --
                                                   --------  --------  --------
                                                   $(83,900) $ (9,900) $ (4,500)
                                                   ========  ========  ========

                      GRUMMAN CORPORATION AND SUBSIDIARIES

  The current liability for income taxes shown in the accompanying financial statements includes current deferred income taxes of $42.7 and $62.4 million as of December 31, 1993 and 1992, respectively.

  Deferred tax liabilities (assets) consisted of the following:

                                                             DECEMBER 31,
                                                          --------------------
                                                            1993       1992
                                                          ---------  ---------
      Contract tax accounting............................ $  86,910  $  96,159
      Excess tax over book depreciation..................    30,337     31,856
                                                          ---------  ---------
        Gross deferred tax liabilities...................   117,247    128,015
                                                          ---------  ---------
      Restructuring charge...............................   (30,000)       --
      Retiree benefit plans..............................  (106,673)  (104,203)
      Capitalized costs..................................   (17,307)   (14,886)
      Employee benefits and other........................   (23,411)   (32,398)
      Gain from investment...............................   (17,150)       --
      Discontinued operations............................       --     (18,372)
                                                          ---------  ---------
        Gross deferred tax assets........................  (194,541)  (169,859)
                                                          ---------  ---------
      Valuation allowance................................       --       9,372
        Net deferred tax asset........................... $ (77,294) $ (32,472)
                                                          =========  =========

  The net change in the valuation allowance for deferred tax assets was a decrease of $9.4 million as a result of the utilization of the loss incurred on the sale of the reinsurance business.

  Effective January 1, 1992, the company began using the liability method as prescribed in Financial Accounting Standard No. 109 which was issued in February 1992. Under FAS 109, deferred tax assets and liabilities are measured at the tax rate that, under existing law, will be in effect when temporary differences between financial and tax reporting turn around.

  State taxes on income are included in general and administrative expenses, and amounted to, in millions, $29.6 in 1993, $16.7 in 1992 and $11.3 in 1991.

NOTE 7--STOCK OPTIONS AND INCENTIVE PLANS:

  The 1981 Stock Option Plan provided for the granting, at any time before April 30, 1991, of options to purchase not more than 2,500,000 shares of the company's stock. The 1990 Stock Option Plan provides for the granting, at any time before April 30, 2000, of options to purchase not more than 1,500,000 shares of the company's stock. The 1992 Long Term Incentive Plan provides for grants of awards not to exceed 1,750,000 shares. The stock option purchase prices in these three plans are not less than the fair market value at dates of grant.

  The plans include an option surrender provision which allows the holders to surrender some or all of their options and receive the value of the appreciation of the shares in common stock.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

                                    OPTIONS

                                                                                      AVAILABLE FOR
                         OUTSTANDING                                                  FUTURE GRANT
                         DECEMBER 31    GRANTED     EXERCISED   SURRENDERED FORFEITED  DECEMBER 31
                         ------------ ------------ ------------ ----------- --------- -------------
NUMBER OF SHARES
1993....................    1,584,667      547,700      137,758  1,618,641    54,609    1,374,784
1992....................    2,847,975      535,000       11,150    493,200   131,200    1,457,472
OPTION PRICE PER SHARE
1993.................... $14.19-39.13 $29.19-39.13 $14.94-32.13
1992.................... $14.19-32.13 $18.69-21.06 $14.25-21.56

  In exchange for the options surrendered in 1993 and 1992, 514,358 and 103,040 shares were issued, having an aggregate market value of $17.6 and $2.3 million, respectively.

  Restricted Stock Award Plans provide for granting to employees, at any time before January 1, 1998, not more than 3,750,000 shares of common stock. At December 31, 1993, 1,063,130 shares were still available for future awards. The cost of shares awarded under these plans is being amortized over 10 years for awards made prior to April 1989 and seven years thereafter, the periods after which all restrictions will have lapsed. In 1993, 1992 and 1991, $3.2, $4.1 and $4.8 million, respectively, have been charged against income for these awards.

  The 1992 Long Term Incentive Plan provides for granting up to 1,750,000 shares in the form of stock options, performance shares and restricted stock. To date three awards have been made totalling 428,650 performance shares, which are earned over a three-year period; and, $4.4 million and $1.4 million of compensation expense has been recorded for 1993 and 1992, respectively. Options for 495,500 shares have been granted under this plan. Both the performance shares and the options granted under this plan are included in the above table.

  In addition, officers and key employees of the company and its subsidiaries have received awards under a Management Incentive Plan totalling, in millions, $7.0 in 1993, $6.8 in 1992 and $5.8 in 1991.

NOTE 8--LONG-TERM DEBT:

  Long-term debt, net of current maturities, at December 31 is as follows:

                                                                1993     1992
                                                              -------- --------
      Notes due 1999, 10 3/8%................................ $200,000 $200,000
      Convertible subordinated debentures due 2009, 9 1/4%...      --    50,000
      Sinking fund debentures due 2011, 10 1/2%..............      --    55,605
      Notes and mortgages at rates from 5 3/4% to 12 7/8%
       with maturities through 2001..........................   43,106   49,639
                                                              -------- --------
                                                              $243,106 $355,244
                                                              ======== ========

  The fair value of the company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the corporation for debt of the same remaining maturities. Long-term debt at December 31, 1993, in the opinion of management has a fair value of $262.3 million.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

  Long-term debt maturing in each of the next five years is as follows, in millions: 1994, $6.6; 1995, $7.3; 1996, $8.1; 1997, $8.3; 1998, $9.5.

  The company is party to a Restated Credit Agreement with various banks under which it may borrow up to $200 million. Additionally, the banks have provided a short-term credit facility which provides an additional $100 million through March 31, 1994. On February 25, 1996, the Restated Credit Agreement will terminate and any outstanding advances must be repaid to the banks. Any outstanding advances under the short-term credit facility must be repaid at termination. Interest on borrowings under this agreement will be based on a three level scale related to the company's current credit rating ranging from either Citibank's Base Rate up to .25 percent over that rate or .50 to 1.25 percent over the applicable Eurodollar Rate. There is a commitment fee associated with both agreements that is also based on the company's credit rating ranging from .25 to .50 percent on the Restated Credit Agreement and from .20 to .50 percent on the short term agreement.

  Repayment of borrowings under all of the loan agreements is guaranteed by the company's major subsidiaries. The agreements contain, among other things, provisions regarding maintenance of working capital, net worth and the payment of cash dividends on common stock. The company's working capital and net worth are substantially in excess of the minimum requirements, and the amount available for the payment of cash dividends at December 31, 1993, was $36 million.

  The $75 million 9.50 percent notes which were due February 15, 1996, were included in short-term debt at December 31, 1992, and were redeemed on February 17, 1993, at 100 percent of face value, together with accrued interest.

  The 9.25 percent convertible subordinated debentures due August 15, 2009, were convertible at any time prior to maturity into common stock at $34.75 per share. This issue of debentures was called by the company July 7, 1993, at a price of 101.85 percent of face value plus accrued interest. The 10.50 percent sinking fund debentures due February 15, 2011, were called by the company on April 20, 1993, at a price of 107 percent of face value plus accrued interest.

  The 10.375 percent notes due January 1, 1999, will be redeemable at any time on or after January 1, 1996, after written notice, as a whole or in part at 100 percent of principal amount thereof, together with accrued interest. Upon the occurrence of a designated event (primarily a change in equity ownership, a merger with another company or a two- thirds turnover of the board of directors), the holders of the notes may require the company to repurchase their notes at 100 percent of the principal amount.

NOTE 9--PREFERRED STOCK:

  The company is authorized to issue 10 million shares of $1.00 par value preferred stock, none of which is issued and outstanding at December 31, 1993. In July 1992, the remaining outstanding 1,192,249 shares of $2.80 cumulative preferred stock were redeemed at $25.867 per share.

  Each share of the $.80 convertible preferred stock was convertible into 2.2 shares of the company's common stock. In November 1992 the company exercised its right to call this issue of stock. Those holders who did not convert their holdings to common stock by November 25, 1992, received a cash payment of $14.43 per share plus accrued dividends to that date. Preferred stock converted into common stock during 1992 and 1991 were 2,888 shares and 454 shares, respectively.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

NOTE 10--RETIREMENT PLANS:

  Grumman has noncontributory defined benefit plans covering approximately 85 percent of its employees and some defined contribution plans covering others. Benefits under the defined benefit plans are based on employees' years of service and career average compensation.

  Statement of Financial Accounting Standard (FAS) No. 87, Employers' Accounting for Pensions, effective for fiscal years beginning after December 15, 1986, established a methodology for calculating periodic pension costs for defined benefit pension plans based on the projected unit credit actuarial method.

  The following tables set forth the status of the company's pension plans:

                                                            DECEMBER 31,
                                                        ----------------------
                                                           1993        1992
                                                        ----------  ----------
Actuarial present value of benefit obligations:
  Vested............................................... $2,619,958  $2,140,407
  Nonvested............................................    233,482     199,334
                                                        ----------  ----------
  Accumulated benefit obligation.......................  2,853,440   2,339,741
  Effect of projected future salary increases..........    138,778     156,833
                                                        ----------  ----------
  Projected benefit obligation for services rendered to
   date................................................  2,992,218   2,496,574
Plan assets at fair value..............................  2,871,620   2,771,642
                                                        ----------  ----------
Projected benefit obligations (in excess of)/less than
 plan assets...........................................   (120,598)    275,068
Items not yet recognized in earnings:
  Unamortized net (asset)..............................   (187,182)   (207,112)
  Deferred net loss/(gain).............................    326,734     (93,339)
                                                        ----------  ----------
Accrued pension (liability)/prepaid expense............ $   18,954  $  (25,383)
                                                        ==========  ==========

Periodic pension cost for 1993, 1992 and 1991 is as follows:

                                                 1993       1992       1991
                                               ---------  ---------  ---------
Defined benefit plans:
  Service cost-benefits earned during period.. $  54,993  $  61,918  $  61,135
  Interest cost on projected benefit obliga-
   tion.......................................   209,062    198,841    186,767
  Actual return on assets.....................  (186,573)  (149,733)  (486,778)
  Net amortization and deferral...............   (49,992)   (67,693)   284,757
                                               ---------  ---------  ---------
                                                  27,490     43,333     45,881
Defined contribution plans, etc...............    11,737     10,740      9,260
                                               ---------  ---------  ---------
Total pension expense*........................ $  39,227  $  54,073  $  55,141
                                               =========  =========  =========
Contributions to pension plans................ $  77,892  $  92,227  $  88,507
                                               =========  =========  =========

- --------
  *Since government procurement regulations permit the recovery of pension expense only to the extent contributions are made to the pension plans and the company's business is predominantly with the government, the difference between plan contributions and the calculated amount per FAS No. 87 is recorded in a deferred asset account, as this difference will be expensed in the future as costs are funded. The company's consolidated statement of income therefore includes the total FAS No. 87 pension cost and a comparable amount of revenue. Costs and liabilities associated with the pension enhancement program where 1,900 employees accepted enhanced pensions as an incentive to retire during the period April 2 through October 31, 1990, are included above and are being funded over a ten-year period which began in 1991.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

  Assumptions used in determining the actuarial present value of benefit obligations as of December 31 were:

                                                                     1993  1992
                                                                     ----  ----
      Discount rate................................................. 7.50% 8.50%
      Rate of increase in compensation levels....................... 3.50% 5.00%
      Expected long-term rate of return on assets................... 8.50% 8.75%

  The discount rate was reduced from 8.50 percent to 7.50 percent and the expected rate of return from 8.75 percent to 8.50 percent in recognition of declining interest rates. These are the primary reasons that plan assets shifted from being greater than the projected benefit obligations at December 31, 1992 to being $120.6 million less than the projected benefit obligation at December 31, 1993.

  For the years 1992 and 1991, the assumptions used in determining the net periodic pension expense and the actuarial present value of benefit obligations were a discount rate of 8.75 percent, a compensation increase rate of 6.00 percent, and an expected long-term rate of return on assets of 8.75 percent.

  Approximately 37 percent of the retirement plans' assets are invested in diversified corporate stock, 32 percent in U.S. government securities, 10 percent in corporate fixed income securities, 4 percent in real estate investments and 17 percent in short-term investments. In the event the company terminates its major plan, the U.S. government may claim a share of the remaining excess assets after the accumulated benefits have been satisfied. The company's objectives are to make contributions to the plan that satisfy the ERISA funding requirements and to utilize realistic actuarial assumptions based on long-term trends.

NOTE 11--POSTRETIREMENT HEALTH AND POSTEMPLOYMENT BENEFITS:

  Approximately 75 percent of the company's employees employed at year-end may become eligible for certain retiree health care benefits. The length of time the benefit is available is directly related to years of service. Retiree contributions depend on length of service and Medicare status.

  Financial Accounting Standard (FAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," requires accrual accounting for retiree medical benefits. The company adopted FAS No. 106 effective January 1, 1992, and elected to immediately expense the $300 million transition obligation upon adoption. To date the company has not prefunded this liability but has taken steps to establish an acceptable funding vehicle with funding to commence in 1994.

  The 1993 and 1992 net periodic postretirement benefit cost by component is as follows:

                                                                1993     1992
                                                               -------  -------
      Service cost............................................ $ 2,591  $ 3,350
      Interest cost...........................................  20,310   25,150
      Amortization of net gain................................  (1,904)     --
                                                               -------  -------
                                                               $20,997  $28,500
                                                               =======  =======

                      GRUMMAN CORPORATION AND SUBSIDIARIES

  The funded status and breakdown of the postretirement benefits are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1993     1992
                                                              -------- --------
      Accumulated benefit obligation:
        Active employees..................................... $ 96,681 $136,700
        Retirees.............................................  155,325  169,800
                                                              -------- --------
          Accumulated benefit obligation.....................  252,006  306,500
        Unrecognized gain....................................   52,746      --
                                                              -------- --------
      Accrued postretirement benefit cost.................... $304,752 $306,500
                                                              ======== ========

  The health care trend rates used by the company as of December 31, 1993, were: 1993, 14 percent; 1994 and 1995, 12.50 percent; 1996-1998, inclusive,
9.50 percent; as of December 31, 1992, they were: 1992, 12 percent; 1993-1995, inclusive, 14 percent; 1996-1998, inclusive, 12 percent. The trend thereafter is zero due to the company's announcement that these costs will be capped at 1998 levels and all increases thereafter will be borne by the retirees.

  The combination of fewer employees, lower health care claim cost experience, and changes in actuarial assumptions has had the effect of reducing the accumulated benefit obligation by approximately $54.7 million.

  The 1993 valuation used a 7.50 percent discount rate. The effect of a one percentage point increase in the assumed health care cost trend rates on the accumulated benefit obligation would be an increase of $6.7 million at December 31, 1993. The net periodic postretirement cost for 1993 would increase by $1.3 million.

  Prior to adoption of this standard, postretirement medical benefits were accounted for on a pay-as-you-go basis. The cost of providing these benefits net of retiree contributions amounted to $21.3 million in 1991.

  In 1994, FAS No. 112, "Employers' Accounting for Postemployment Benefits," becomes mandatory. It requires postemployment benefits to be accounted for on an accrual basis. The company's present accounting policies provide for the accrual of the major components of these costs and adoption of this standard will not have a material impact on the company's financial statements.

NOTE 12--COMMITMENTS AND CONTINGENCIES:

  Rental expense for all operating leases amounted to, in millions, $67.1, $72.8 and $75.8 for 1993, 1992 and 1991, respectively. Minimum rental commitments under long-term noncancellable operating leases total $234.2 million which is payable as follows: 1994, $39.9; 1995, $34.6; 1996, $28.6;
1997, $23.8; 1998, $21.4; and $85.9 million in later years.

  On January 28, 1993, a jury sitting in the United States District Court for the District of Massachusetts returned a verdict against Grumman Systems Support Corporation (GSSC), a subsidiary of Grumman Data Systems Corporation
(GDSC), which in turn is a wholly-owned subsidiary of the company, in an action brought against GSSC by Data General Corporation (DG) for copyright infringement and misappropriation of trade secrets. Judgment against GSSC was entered in the United States District Court for the District of Massachusetts in the amount of $52.4 million. Immediately after the entry of judgment DG brought a post-trial motion seeking to join GDSC as a party defendant on a theory of vicarious liability. The motion was denied and DG then commenced a separate action in the Federal District Court for the District of Massachusetts, Wooster Div. to enforce the judgment obtained against GDSC, which action is still pending. GSSC has filed an appeal with the Federal Court of Appeals for the First Circuit which was heard on

                      GRUMMAN CORPORATION AND SUBSIDIARIES

December 8, 1993. While GSSC's ultimate liability in the disposition of this matter continues to be difficult to estimate, it is management's belief that the outcome is not likely to have a material adverse effect on the company's financial position.

  Three shareholder derivative actions, which are described as brought on behalf of the company, have been filed in the New York State Supreme Court for New York County. The actions name certain of the company's current and former directors as defendants, and name the company as "nominal defendant." The actions ask that damages and other unspecified relief be awarded to the company for the individual defendants' alleged breach of their fiduciary obligations primarily in relation to the subject matter of a long-running federal investigation known as "Operation Upwind." The matters referred to in these actions have been and continue to be acted upon by the company's Board as part of its own ongoing investigation. Motions for summary judgment which seek to dismiss the complaints have been filed on behalf of the defendant directors and the company in two of the three actions. No response to the complaint in the third action has been filed.

  Currently, there are five waste disposal sites where the company has been named either as a potentially responsible party or an owner/operator of the site by a cognizant governmental agency for the cleanup of hazardous materials previously placed there either directly or through an agent and where the cost of remediation or settlement could reasonably exceed $100 thousand in amount. It is unknown at this time what the company's share of these remediation efforts may be but it is not expected to have a material adverse effect on the company's financial position.

  Other pending litigation relating to matters that are in the ordinary course of the company's business activities, including environmental matters, is not expected to have a material adverse effect on the company's financial position.

NOTE 13--SEGMENT INFORMATION:

  The company's operations are classified into four business segments as follows:

  "Aerospace"--Includes the design and production of military aircraft, space systems and commercial aircraft components and subassemblies, as well as the modernization or conversion of previously completed aircraft.

  "Electronics systems"--Includes the design, manufacture and integration of sophisticated electronics for aircraft, computerized test equipment and other defense related products, such as airborne surveillance systems.

  "Information and other services"--Includes electronic data processing services for affiliates and other customers as well as real estate and leasing services. It also includes technical services that help ready the space shuttle for flight, provide space station program support, service and maintain flight simulators and trainers and support Grumman aircraft.

  "Special purpose vehicles"--Includes fabrication of long life vehicles for the U.S. Postal Service, and aluminum truck bodies. Sales to the U.S. government and its agencies (including sales to foreign governments through foreign military sales contracts with U.S. government agencies) for the years 1993, 1992, and 1991 amounted to $2.8, $3.2 and $3.6 billion, respectively.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

  A summary of export sales by geographic areas follows:

                                                        1993     1992     1991
                                                      -------- -------- --------
   Far East.......................................... $205,843 $141,782 $240,106
   Middle East.......................................   87,899   21,248   23,130
   Europe............................................   74,990   70,806   60,862
   Western Hemisphere................................    5,720    4,478    9,949
                                                      -------- -------- --------
                                                      $374,452 $238,314 $334,047
                                                      ======== ======== ========

  Information about the company's operations in its different industry segments for the past three years is as follows:

                                                                DEPRECIATION
                                       OPERATING   IDENTIFIABLE     AND        CAPITAL
1993                       SALES     INCOME (LOSS)    ASSETS    AMORTIZATION EXPENDITURES
- ----                     ----------  ------------- ------------ ------------ ------------
Aerospace............... $1,965,066    $ 55,533*    $1,150,003    $48,881      $29,337
Electronics systems.....    635,684       2,659*       298,680     10,309        8,768
Information and other
 services...............    657,396      28,070*       294,224      9,391        4,850
Special purpose vehi-
 cles...................    367,405      26,367         93,121      3,870        1,386
Corporate items and
 eliminations...........   (376,427)      5,580        188,421      1,384          244
                         ----------    --------     ----------    -------      -------
Consolidated............ $3,249,124     118,209*    $2,024,449    $73,835      $44,585
                         ==========                 ==========    =======      =======
Interest expense........                 31,702
                                       --------
Income from continuing
 operations before fed-
 eral income taxes......               $ 86,507
                                       ========
- --------
* Includes an $85 million restructuring charge as follows, in millions:
  Aerospace, $73; Electronics systems, $9 and Information and other services,
  $3.

1992
- ----
Aerospace............... $2,339,799    $134,476     $1,151,506    $54,855      $22,819
Electronics systems.....    610,850      13,715        317,111     11,245        9,705
Information and other
 services...............    593,152      28,189        290,826     10,236        5,058
Special purpose vehi-
 cles...................    343,350      27,646         74,334      4,026        1,251
Corporate items and
 eliminations...........   (383,201)     (2,400)       255,239      1,765          221
                         ----------    --------     ----------    -------      -------
Consolidated............ $3,503,950     201,626     $2,089,016    $82,127      $39,054
                         ==========                 ==========    =======      =======
Interest expense........                 55,065
                                       --------
Income from continuing
 operations before
 federal income taxes...               $146,561
                                       ========
1991
- ----
Aerospace............... $2,895,794    $119,753**   $1,323,650    $64,308      $30,932
Electronics systems.....    505,395      13,855        325,546     11,121       12,705
Information and other
 services...............    622,314      31,555        352,001     13,022        8,544
Special purpose vehi-
 cles...................    366,072      21,165         99,053      4,185        2,396
Corporate items and
 eliminations...........   (415,724)     (3,921)       142,166      1,638          270
                         ----------    --------     ----------    -------      -------
Consolidated............ $3,973,851     182,407     $2,242,416    $94,274      $54,847
                         ==========                 ==========    =======      =======
Interest expense........                 85,236
                                       --------
Income from continuing
 operations before
 federal income taxes...               $ 97,171
                                       ========

- --------
** Includes a $46.5 million charge arising from the settlement of claims against Tracor Aviation Inc.

                            QUARTERLY FINANCIAL DATA

                                  (UNAUDITED)

  The following summarizes quarterly financial data for 1993 and 1992:

                                                       1993
                                       ------------------------------------
                                                  QUARTER ENDED
                                       ------------------------------------
                                                         SEPTEMBER DECEMBER
                                       MARCH 31 JUNE 30     30        31
                                       -------- -------- --------- --------
                                         ($ IN THOUSANDS EXCEPT PER SHARE
                                                      DATA)
Sales................................. $871,771 $746,190 $791,417  $839,746
Gross profit..........................   90,243   81,243   72,417    75,234
Income (loss) from continuing
 operations...........................   34,220   26,832   29,941   (25,486)(1)
Net income (loss).....................   27,520   26,832   29,941   (25,486)(1)
Primary earnings per share:
  Income (loss) from continuing
   operations.........................    $1.00     $.79     $.85     $(.74)(1)
  Net income (loss)...................      .81      .79      .85      (.74)(1)

- --------
(1) After a restructuring charge of $55 million or $1.60 per share, net of federal income tax.

                                                  1992
                                  -----------------------------------------
                                              QUARTER ENDED
                                  -----------------------------------------
                                                         SEPTEMBER DECEMBER
                                  MARCH 31      JUNE 30     30        31
                                  ---------     -------- --------- --------
                                    ($ IN THOUSANDS EXCEPT PER SHARE
                                                  DATA)
Sales............................ $ 950,467     $853,845 $768,873  $930,765
Gross profit.....................    88,014       77,073   65,077    84,751
Income from continuing
 operations......................    29,233       23,795   23,442    43,391
Net income (loss)................  (167,518)(2)   26,937   20,351    (2,944)(3)
Primary earnings per share:
  Income from continuing
   operations....................      $.85         $.68     $.67     $1.29
  Net income (loss)..............     (4.99)(2)      .77      .58      (.09)(3)

- --------
(2) Reflects the adoption of Financial Accounting Standard 106, regarding accounting for postretirement health benefits as of January 1, 1992 which resulted in a net charge of $198 million or $5.88 per share.
(3) Includes a charge of $46.3 million or $1.38 per share reflecting the discontinuance of the company's reinsurance business.

                                               1993   1992   1991   1990   1989
                                              ------ ------ ------ ------ ------
                                                       ($ IN MILLIONS)
Backlog*..................................... $6,036 $7,561 $7,212 $8,451 $8,800

- --------
* Includes authorized but unfunded amounts.

DIVIDEND AND STOCK PRICE DATA

  Cash dividends of $1.15 per share totalling $38.7 million and $1.00 per share totalling $33.5 million were paid on common stock in 1993 and 1992, respectively. Dividends on common stock have been paid annually since 1930. For restrictions on cash dividends imposed under the company's borrowing agreements, see Note 8 of the Notes to Financial Statements.

                                                                       EXHIBIT A

- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF APRIL 3, 1994

                                     AMONG

                             NORTHROP CORPORATION,

                           NORTHROP ACQUISITION, INC.

                                      AND

                              GRUMMAN CORPORATION

- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE 1 THE OFFER.......................................................   1
    SECTION 1.1 The Offer.................................................   1
    SECTION 1.2 Company Action............................................   2
    SECTION 1.3 Boards of Directors and Committees; Section 14(f).........   3
ARTICLE 2 THE MERGER......................................................   4
    SECTION 2.1 The Merger................................................   4
    SECTION 2.2 Effective Time............................................   4
    SECTION 2.3 Effects of the Merger.....................................   4
    SECTION 2.4 Certificate of Incorporation and By-Laws..................   4
    SECTION 2.5 Directors.................................................   4
    SECTION 2.6 Officers..................................................   4
    SECTION 2.7 Conversion of Shares......................................   5
    SECTION 2.8 Stock Option Plans; MIP...................................   5
    SECTION 2.9 Shareholders' Meeting.....................................   5
ARTICLE 3 DISSENTING SHARES; EXCHANGE OF SHARES...........................   6
    SECTION 3.1 Dissenting Shares.........................................   6
    SECTION 3.2 Payment for Shares........................................   6
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................   7
    SECTION 4.1 Organization and Qualification; Subsidiaries..............   7
    SECTION 4.2 Capitalization of the Company and Its Subsidiaries........   7
    SECTION 4.3 Authority Relative to This Agreement; Consents and Approv-
     als..................................................................   8
    SECTION 4.4 SEC Reports; Financial Statements.........................   9
    SECTION 4.5 Proxy Statement; Offer Documents..........................   9
    SECTION 4.6 Consents and Approvals; No Violations.....................   9
    SECTION 4.7 No Default................................................  10
    SECTION 4.8 No Undisclosed Liabilities; Absence of Changes............  10
    SECTION 4.9 Litigation................................................  10
    SECTION 4.10 Compliance with Applicable Law...........................  10
    SECTION 4.11 Employee Plans...........................................  11
    SECTION 4.12 Environmental Laws and Regulations.......................  11
    SECTION 4.13 Rights Agreement.........................................  11
    SECTION 4.14 Brokers..................................................  11
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION........  11
    SECTION 5.1 Organization..............................................  11
    SECTION 5.2 Authority Relative to This Agreement......................  12
    SECTION 5.3 Consents and Approvals; No Violations.....................  12
    SECTION 5.4 Proxy Statement; Schedule 14D-9...........................  12
    SECTION 5.5 Financing.................................................  12
    SECTION 5.6 No Prior Activities.......................................  12
    SECTION 5.7 Brokers...................................................  13
ARTICLE 6 COVENANTS.......................................................  13
    SECTION 6.1 Conduct of Business of the Company........................  13
    SECTION 6.2 Other Potential Bidders...................................  14
    SECTION 6.3 Access to Information.....................................  15
    SECTION 6.4 Additional Agreements; Reasonable Efforts.................  16
    SECTION 6.5 Consents..................................................  16
    SECTION 6.6 Public Announcements......................................  16
    SECTION 6.7 Indemnification...........................................  16
    SECTION 6.8 Notification of Certain Matters...........................  16

    SECTION 6.9 Guarantee of Performance...................................  17
    SECTION 6.10 Redemption of Rights......................................  17
ARTICLE 7 CONDITIONS TO CONSUMMATION OF THE MERGER.........................  17
    SECTION 7.1 Conditions to Each Party's Obligations to Effect the Merg-
     er....................................................................  17
ARTICLE 8 TERMINATION; AMENDMENT; WAIVER...................................  17
    SECTION 8.1 Termination................................................  17
    SECTION 8.2 Effect of Termination......................................  18
    SECTION 8.3 Fees and Expenses..........................................  18
    SECTION 8.4 Amendment..................................................  19
    SECTION 8.5 Extension; Waiver..........................................  20
ARTICLE 9 MISCELLANEOUS....................................................  20
    SECTION 9.1 Nonsurvival of Representations and Warranties..............  20
    SECTION 9.2 Entire Agreement; Assignment...............................  20
    SECTION 9.3 Validity...................................................  20
    SECTION 9.4 Notices....................................................  20
    SECTION 9.5 Governing Law..............................................  20
    SECTION 9.6 Descriptive Headings.......................................  20
    SECTION 9.7 Parties in Interest........................................  21
    SECTION 9.8 Counterparts...............................................  21

                             TABLE OF DEFINED TERMS

                                                            CROSS REFERENCE IN
TERM                                                            AGREEMENT
- ----                                                      ----------------------
Acquisition.............................................. Preamble
Balance Sheet............................................ Section 4.4(a)
Board.................................................... Recitals
Certificates............................................. Section 3.2(b)
Code..................................................... Section 4.11
Common Stock............................................. Section 4.2(a)
Company.................................................. Preamble
Company Permits.......................................... Section 4.10
Company Securities....................................... Section 4.2a
DGCL..................................................... Section 2.1
Dissenting Shares........................................ Section 3.1
Effective Time........................................... Section 2.2
Environmental Claim...................................... Section 4.12
Environmental Laws....................................... Section 4.12
ERISA.................................................... Section 4.11
Exchange Act............................................. Section 1.3(b)
Exchange Agent........................................... Section 3.2(a)
Exchange Fund............................................ Section 3.2(a)
Financial Advisor........................................ Section 1.2(a)
Governmental Entity...................................... Section 4.6
HSR Act.................................................. Section 4.6
Lien..................................................... Section 4.2(b)
Material Adverse Effect.................................. Section 4.1(a) and 5.1
Merger................................................... Section 2.1
Merger Consideration..................................... Section 2.7(a)
Minimum Condition........................................ Section 1.1(a)
NYBCL.................................................... Section 1.2 (a)
Offer.................................................... Recitals
Offer Documents.......................................... Section 1.1(b)
Option................................................... Section 2.8(a)
Parent................................................... Preamble
Per Share Amount......................................... Recitals
Premium Amount........................................... Section 6.7(b)
Proxy Statement.......................................... Section 4.5
Rights................................................... Section 4.2(a)
Rights Agreement......................................... Section 4.2(a)
Schedule 14D-9........................................... Section 1.2(b)
Securities Act........................................... Section 4.4
SEC...................................................... Section 1.1(b)
SEC Reports.............................................. Section 4.4(a)
Shares................................................... Recitals
Shareholders' Meeting.................................... Section 2.9(a)
Stock Plans.............................................. Section 2.8(a)
Subsidiary............................................... Section 4.1(a)
Surviving Corporation.................................... Section 2.1
Third Party.............................................. Section 8.3(a)
Third Party Acquisition.................................. Section 8.3(a)
1993 Financial Statements................................ Section 4.4

                          AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER, dated as of April 3, 1994, is among NORTHROP CORPORATION, a Delaware corporation ("Parent"), NORTHROP ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), and GRUMMAN CORPORATION, a New York corporation (the "Company").

  WHEREAS, the Board of Directors of the Company (the "Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that each of the Offer and the Merger (each as defined below) is fair to the shareholders of the Company and in the best interests of such shareholders and
(ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend acceptance of the Offer and approval and adoption by the shareholders of the Company of this Agreement; and

  WHEREAS, in furtherance thereof, it is proposed that Acquisition shall amend its outstanding tender offer (the "Offer") to acquire all of the outstanding shares of common stock, par value $1.00 per share, of the Company (the "Shares") together with the associated Rights (as hereinafter defined) at a price of $62.00 per Share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions provided herein.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition and the Company hereby agree as follows:

                                   ARTICLE 1

                                   THE OFFER

  SECTION 1.1. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events or conditions set forth in Annex A shall have occurred and be existing, Acquisition shall use all reasonable efforts to consummate the Offer. Acquisition shall accept for payment Shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer shall have been satisfied or waived by Acquisition. The obligation of Acquisition to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A hereto and to the further condition that a number of Shares representing not less than two-thirds of the Shares then outstanding on a fully diluted basis shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Acquisition expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer (provided that, unless previously approved by the Company in writing, no change may be made which decreases the price per Share payable in the Offer, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer in addition to those set forth in Annex A hereto or which broadens the scope of such conditions). It is agreed that the conditions set forth in Annex A are for the sole benefit of Acquisition and may be asserted by Acquisition regardless of the circumstances giving rise to any such condition (including any action or inaction by Acquisition) or may be waived by Acquisition, in whole or in part at any time and from time to time, in its sole discretion. The failure by Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination (which shall be made in good faith) by Acquisition with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on the parties. The Per Share Amount shall be paid net to the seller in cash, less any required withholding of taxes, upon the terms and subject to such conditions of the Offer. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered in the Offer.

  (b) As soon as practicable after the date hereof, Acquisition shall file with the Securities and Exchange Commission (the "SEC") an amendment to its Tender Offer Statement on Schedule 14D-1 dated March 14, 1994 with respect to the Offer which will reflect the existence of this Agreement, amend the conditions to the Offer in accordance herewith and contain a supplement to Acquisition's Offer to Purchase dated March 14, 1994 and related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and the securities laws of the State of New York. The information provided and to be provided by the Company, Parent and Acquisition for use in the Offer Documents shall not, on the date filed with the SEC and on the date first published or sent or given to the Company's shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Acquisition further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws and the securities laws of the State of New York.

  SECTION 1.2. Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and that such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of (A) Sections 902 and 912 of the New York Business Corporation Law (the "NYBCL") and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated hereby, (B) paragraph 1(a) of Article SEVENTH of the Company's certificate of incorporation and (C) Section 11(a)(ii)(B) of the Rights Agreement, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that the Board is required to do so in the exercise of its fiduciary duties. The Company consents to the inclusion of such recommendation and approval in the Offer Documents. The Company further represents that Goldman, Sachs & Co. (the "Financial Adviser") has delivered to the Board its written opinion that the cash consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders. The Company has been authorized by the Financial Adviser to permit, subject to prior review and consent by the Financial Adviser (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Offer Documents, the Schedule 14D-9 and the Proxy Statement. The Company hereby represents that it has terminated the Agreement and Plan of Merger dated as of March 6, 1994 among Martin Marietta Corporation, MMC Acquisition Corp. and the Company pursuant to Section 8.1(d)(ii) thereof.

  (b) The Company hereby agrees to file with the SEC as soon as practicable after the date hereof an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) and to promptly mail the Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the

Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Acquisition in writing for inclusion in the Schedule 14D-9. The Company, Parent and Acquisition each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. Notwithstanding anything to the contrary in this Agreement, if the Board by majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that the Board is required in the exercise of its fiduciary duties to withdraw, modify or amend the recommendation of the Board, such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

  (c) In connection with the Offer, the Company will promptly furnish Parent and Acquisition with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Acquisition and their affiliates, associates, agents and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

  SECTION 1.3. Boards of Directors and Committees; Section 14(f). (a) Promptly upon the purchase by Acquisition of Shares pursuant to the Offer and from time to time thereafter, and subject to the last sentence of this Section 1.3(a), Acquisition shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Acquisition representation on the Board equal to the product of the number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares on a fully-diluted basis, and the Company shall use its best efforts to, upon request by Acquisition, promptly, at the Company's election, either increase the size of the Board (subject to the provisions of Article EIGHTH of the Company's certificate of incorporation) or secure the resignation of such number of directors as is necessary to enable Acquisition's designees to be elected to the Board and to cause Acquisition's designees to be so elected. At such times, and subject to the last sentence of this Section 1.3(a), the Company will use its best efforts to cause persons designated by Acquisition to constitute the same percentage as is on the Board of (i) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board. Notwithstanding the foregoing, the Company shall use its best efforts to ensure that three of the members of the Board as of the date hereof shall remain members of the Board until the Effective Time (as defined in Section 2.2 hereof).

  (b) The Company's obligation to appoint designees to the Board shall be subject to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Acquisition will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section and Rule.

  (c) Following the election or appointment of Acquisition's designees pursuant to this Section 1.3 and prior to the Effective Time, if there shall be any directors of the Company who were directors as of the date hereof, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Acquisition or Parent or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of such directors.

                                   ARTICLE 2

                                   THE MERGER

  SECTION 2.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the NYBCL and the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease. Parent may, upon notice to the Company, modify the structure of the Merger if Parent determines it advisable to do so because of tax or other considerations, and the Company shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such structure modification, provided that no such amendment shall reduce the Merger Consideration.

  SECTION 2.2. Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 7, the parties hereto will deliver a certificate of merger to the Department of State of the State of New York and to the Secretary of State of the State of Delaware for filing and make all other filings or recordings required by the NYBCL and the DGCL in connection with the Merger. Prior to the filing referred to in this Section 2.2, a closing will be held at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New York 10166 (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The Merger shall become effective at such time as such certificate of merger is duly filed by the Department of State of the State of New York, or at such later time as is specified in such certificate of merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

  SECTION 2.3. Effects of the Merger. The Merger shall have the effects set forth in the NYBCL (including, without limitation, Section 906 thereof) and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 2.4. Certificate of Incorporation and By-Laws. (a) The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

  (b) The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

  SECTION 2.5. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

  SECTION 2.6. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

  SECTION 2.7. Conversion of Shares. (a) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any of the Company's subsidiaries, (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent and (iii) Dissenting Shares (as defined in Section 3.1 hereof)), together with the associated Rights, shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be cancelled and extinguished and be converted into the right to receive, pursuant to Section 3.2, the Per Share Amount in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share, less any required withholding of taxes. Parent and Acquisition shall take such action as may be necessary to cause Acquisition to have outstanding, immediately prior to the Effective Time, the same number of shares of common stock as the number of Shares then outstanding. At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of Acquisition shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

  (b) Each Share held in the treasury of the Company and each Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

  SECTION 2.8. Stock Option Plans; MIP. (a) The Company shall use all reasonable efforts to cause all holders of options ("Options") to purchase Shares granted under the 1981 Stock Option Plan of the Company, the 1990 Stock Option Plan of the Company, the 1992 Long Term Incentive Plan of the Company or any predecessor stock option or stock plan of the Company (collectively, the "Stock Plans") which are outstanding immediately prior to the Effective Time to exercise such Options prior to the Effective Time. The Company shall take such action as is necessary under the Stock Plans to cause any Options that remain outstanding after the Merger to thereafter be exercisable for a short-term debt instrument of the Surviving Corporation in a face amount (and with an interest rate and other terms designed to provide a fair value) equal to an amount determined by multiplying the Merger Consideration by the number of Shares for which such Option was theretofore exercisable.

  (b) Prior to the Effective Time, the Company shall use all reasonable efforts to (i) obtain any consents from individuals who are entitled to awards under the Company's Management Incentive Plan ("MIP") and (ii) make any amendments to the terms of such plan that are necessary to provide for future distributions thereunder to be paid in the form of cash (and not in the form of Shares).

  SECTION 2.9. Shareholders' Meeting. The Company, acting through the Board, shall in accordance with applicable law:

    (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Shareholders' Meeting"), to be held as soon as practicable after May 18, 1994 (provided that Acquisition shall have purchased Shares pursuant to the Offer) for the purpose of considering and taking action upon this Agreement;

    (ii) subject to its fiduciary duties as determined in good faith by a majority of the Board, based as to legal matters on the written opinion of legal counsel, include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders; and

    (iii) use all reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Acquisition, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the expiration or termination of the Offer and (B) subject to its fiduciary duties as determined in good faith by a majority of the Board, based as to legal matters on the written opinion of legal counsel, to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. At such meeting, Parent, Acquisition and their affiliates will vote all Shares owned by them in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

                                   ARTICLE 3

                     DISSENTING SHARES; EXCHANGE OF SHARES

  SECTION 3.1. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with
Section 623 of the NYBCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon. The Company shall give Parent and Acquisition prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Parent and Acquisition shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent or Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

  SECTION 3.2. Payment for Shares. (a) Prior to the Effective Time, Parent and Acquisition shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent in connection with the Merger (the "Exchange Agent") pursuant to an exchange agency agreement providing for the matters set forth in this Section 3.2 and otherwise reasonably satisfactory to the Company. At or prior to the Effective Time, Parent or Acquisition will provide the Exchange Agent with the funds necessary to make the payments contemplated by Section 2.7(a) hereof (the "Exchange Fund").

  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall receive in exchange therefor (as promptly as practicable) the consideration set forth in Section 2.7(a) hereof, without any interest thereon, less any required withholding of taxes, and such Certificate shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the person requesting such payment shall either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2(b), each Certificate (other than Certificates representing Shares held in the Company's treasury or by Acquisition, or by any subsidiary of the Company or Acquisition, and other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive for each Share represented thereby the consideration provided for under this Agreement.

  (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

  (d) From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law. Such holders shall have no rights, after the Effective Time, with respect to such Shares except to surrender such Certificates in exchange for cash pursuant to this Agreement or to perfect any rights of appraisal as a holder of Dissenting Shares that such holders may have pursuant to Section 623 of the NYBCL.

  (e) Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any shareholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation for payment of their claims for the consideration set forth in Section 2.7(a) hereof for each Share such shareholder holds, without any interest thereon.

  (f) Notwithstanding anything to the contrary in this Section 3.2, none of the Exchange Agent, Parent or the Surviving Corporation shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to each of Parent and Acquisition that, except as disclosed in the letter, dated the date hereof, from the Company to Parent (the "Letter"):

  SECTION 4.1. Organization and Qualification; Subsidiaries. (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the certificate of incorporation and by-laws, as currently in effect, of the Company and promptly will deliver to Acquisition and Parent accurate and complete copies of the certificate or articles of incorporation and by-laws, as currently in effect, of each of its significant subsidiaries (as that term is defined in Regulation S-X of the General Rules and Regulations under the Securities Act of 1933, as amended). When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect (other than changes or effects described in the Letter) that is or is reasonably likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which the Company is engaged.

  SECTION 4.2. Capitalization of the Company and its Subsidiaries. (a) The authorized capital stock of the Company consists of: 80,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), of which, as of February 28, 1994, 33,935,448 Shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $1.00 per share, no shares of which are outstanding. All of the Shares have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of February 28, 1994, approximately 1,129,226 shares of Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Options. As of February 28, 1994, performance share awards were outstanding with respect to a maximum of 428,650 shares of Common Stock under the Company's Long-Term Incentive Plan with no more than an additional 30,000 shares of Common Stock payable as dividend equivalents with respect to such share awards, and the number of all such shares (including shares under the performance share awards and the dividend equivalent shares thereon) will be doubled under such plan as a result of any change of control as defined therein. As of February 28, 1994, 107,975,451 shares of Common Stock were deliverable in settlement of deferred compensation under the MIP. Since February 28, 1994, no shares of the Company's capital stock have been issued other than pursuant to stock options already in existence on such date, and since February 28, 1994, no stock options have been granted. Except as set forth above, and except for the rights (the "Rights") to, among other things, purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of February 18, 1988 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or any of its subsidiaries, and no obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of its subsidiaries or other similar rights (collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

  (b) Except for directors' qualifying shares, if any, all of the outstanding capital stock of, or other ownership interests in, each subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or any of its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or any of its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

  (c) The Shares and the Rights constitute the only class of equity securities of the Company or any of its subsidiaries registered or required to be registered under the Exchange Act.

  SECTION 4.3. Authority Relative to this Agreement; Consents and Approvals.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders, including Acquisition, of two-thirds of the then outstanding Shares). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

  (b) The Board has duly and validly approved, and taken all corporate actions required to be taken by the Board for the consummation of, the transactions, including the Offer and the acquisition of the Shares pursuant thereto and the Merger, contemplated hereby, including, but not limited to, all actions required to render the provisions of Section 912 of the NYBCL restricting business combinations with "interested shareholders" inapplicable to such transactions.

  SECTION 4.4. SEC Reports; Financial Statements. (a) The Company has filed all required forms, reports and documents with the SEC since January 1, 1990 (collectively, the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act each as in effect on the dates so filed. The Company has heretofore delivered or promptly will deliver to Acquisition or Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1991, 1992 and 1993, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since January 1, 1990 and (iii) all other reports (other than Quarterly Reports on Form 10-Q) or registration statements filed by the Company with the SEC since January 1, 1990. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has also delivered to Parent or Acquisition a true and complete copy of the audited consolidated financial statements of the Company, including the notes thereto, for the fiscal year ended December 31, 1993 (the "1993 Financial Statements"). The 1993 Financial Statements and the audited consolidated financial statements of the Company included in its Annual Reports on Form 10-K referred to in the first sentence of this Section 4.4(a) fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the Notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the date thereof and their consolidated results of operations and changes in financial position for the periods then ended.

  (b) The Company has heretofore made available or promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

  SECTION 4.5. Proxy Statement; Offer Documents. Any proxy or similar materials distributed to the Company's shareholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), will comply in all material respects with applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by Acquisition or Parent for inclusion in the Proxy Statement. None of the information supplied by the Company in writing for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  SECTION 4.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of a certificate of merger as required by the NYBCL and the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or of any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, other than breaches or defaults under loan agreements resulting from the existence of indebtedness on the part of Acquisition, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  SECTION 4.7. No Default. None of the Company or any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or by-laws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  SECTION 4.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by the Company, as of December 31, 1993, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto) or which would have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, since December 31, 1993, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, and there have been no events, changes or effects with respect to the Company and its subsidiaries having, individually or in the aggregate, a Material Adverse Effect on the Company.

  SECTION 4.9. Litigation. Except as publicly disclosed by the Company, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, would have a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen individually or in the aggregate, in the future would have a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated hereby.

  SECTION 4.10. Compliance with Applicable Law. Except as publicly disclosed by the Company, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this
Section 4.10 with respect to Environmental Laws (as defined in Section 4.12 below) and except for violations or possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Material Adverse Effect on the Company.

  SECTION 4.11. Employee Plans. All "employee benefit plans" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended("ERISA"), maintained or contributed to by the Company and its subsidiaries are in compliance with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except for instances of non-compliance that individually or in the aggregate would not have a Material Adverse Effect on the Company.

  SECTION 4.12. Environmental Laws and Regulations. (a) Except as publicly disclosed by the Company, (i) the Company and each of its subsidiaries is in material compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that individually or in the aggregate would not have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither the Company nor any of its subsidiaries has received written notice of, or, to the best knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that individually or in the aggregate would have a Material Adverse Effect on the Company; and (iii) to the best knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

  (b) Except as publicly disclosed by the Company, there are no Environmental Claims which individually or in the aggregate would have a Material Adverse Effect on the Company that are pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries or, to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

  SECTION 4.13. Rights Agreement. The Company has taken all necessary action so that none of the execution of this Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will (i) cause the Rights issued pursuant to the Rights Agreement to become exercisable, (ii) cause any person to become an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) give rise to a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement).

  SECTION 4.14. Brokers. No broker, finder or investment banker (other than the Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

  Parent and Acquisition hereby represent and warrant to the Company as follows:

  SECTION 5.1. Organization. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not in the aggregate have a Material Adverse Effect (as defined below) on Parent or Acquisition. When used in connection with Parent or Acquisition, the term "Material Adverse Effect" means any change or effect that is materially adverse to the business, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Parent and its subsidiaries are engaged.

  SECTION 5.2. Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole shareholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms.

  SECTION 5.3. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, and the filing and recordation of a certificate of merger as required by the NYBCL and the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the ability of Parent or Acquisition to consummate the Offer or the Merger. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws (or similar governing documents) of Parent or Acquisition or any of Parent's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Parent or Acquisition to consummate the Offer or the Merger.

  SECTION 5.4. Proxy Statement; Schedule 14D-9. None of the information supplied by Parent or Acquisition in writing for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the respective times that the Proxy Statement and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  SECTION 5.5. Financing. Either Parent or Acquisition has or will have sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all related fees and expenses.

  SECTION 5.6. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization, the making of the Offer or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

  SECTION 5.7. Brokers. Except for Salomon Brothers Inc (a true and correct copy of whose engagement agreement has been provided to the Company), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Acquisition.

                                   ARTICLE 6

                                   COVENANTS

  SECTION 6.1. Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the time persons designated or elected by Acquisition or any of its affiliates shall constitute a majority of the Board, the Board will not permit the Company or any of its subsidiaries to conduct its operations otherwise than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the time persons designated or elected by Acquisition or any of its affiliates shall constitute a majority of the Board, the Board will not, without the prior written consent of Parent or Acquisition, permit the Company or any of its subsidiaries to:

    (a) amend or propose to amend its certificate or articles of incorporation or by-laws;

    (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except as required by agreements with the Company's employees under the Stock Plans as in effect as of the date hereof or pursuant to the Rights Agreement, and except deliveries of certificates for Shares issued prior to the date hereof pursuant to the Company's Restricted Stock Award Plan, or amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by this Agreement;

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries;

    (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for obligations of wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon, except as disclosed in the Letter;

    (e) except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

    (f) except as disclosed in the Letter, acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries taken as a whole;

    (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

    (h) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

    (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries taken as a whole; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $2,500,000 or, in the aggregate, are in excess of $25,000,000; provided, that none of the foregoing shall limit any capital expenditure already included in the Company's 1994 capital expenditure budget previously provided to Parent or Acquisition; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

    (j) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole;

    (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

    (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

    (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(l) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made or would result in any of the conditions set forth in Annex A not being satisfied.

  SECTION 6.2. Other Potential Bidders. The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, other than as described in the Letter. The

Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company, if such entity or group has submitted a written proposal to the Board relating to any such transaction and the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty. The Board shall provide a copy of any such written proposal to Parent or Acquisition immediately after receipt thereof and thereafter keep Parent and Acquisition promptly advised of any development with respect thereto. Except as set forth above, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Acquisition, any affiliate or associate of Parent and Acquisition or any designees of Parent and Acquisition) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company; provided, however, that nothing herein shall prevent the Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board shall not recommend that the shareholders of the Company tender their Shares in connection with any such tender offer unless the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty.

  SECTION 6.3. Access to Information. (a) Between the date hereof and the Effective Time, the Company will give Parent and Acquisition and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Acquisition to make such inspections as Parent and Acquisition may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Acquisition with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Parent or Acquisition may from time to time reasonably request.

  (b) Each of Parent and Acquisition will hold and will cause its consultants and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to Parent or Acquisition in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by Parent or Acquisition from sources other than the Company, or its directors, officers, representatives or affiliates, (ii) in the public domain through no fault of Parent or Acquisition or (iii) later lawfully acquired by Parent or Acquisition on a non-confidential basis from other sources who are not known by Parent or Acquisition to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to Parent or Acquisition by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and, if requested by or on behalf of the Company, Parent and Acquisition will, and will use all reasonable efforts to cause their auditors, attorneys, financial advisors and other consultants, agents and representatives to, return to the Company or destroy all copies of written information furnished by the Company to Parent and Acquisition or their agents, representatives or advisors. It is understood that Parent and Acquisition shall be deemed to have satisfied their obligation to hold such information confidential if they exercise the same care as they take to preserve confidentiality for their own similar information.

  SECTION 6.4. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under existing debt obligations of the Company and its subsidiaries or amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; (iii) contesting any pending legal proceeding relating to the Offer or the Merger; and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

  SECTION 6.5. Consents. Parent, Acquisition and the Company each will use all reasonable efforts to obtain consents of all third parties and governmental authorities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

  SECTION 6.6. Public Announcements. Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq Stock Market, as determined by Parent, Acquisition or the Company, as the case may be.

  SECTION 6.7. Indemnification; Directors' and Officers' Insurance. (a) Parent and Acquisition agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or by-laws or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the NYBCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification.

  (b) Parent shall cause the Surviving Corporation to maintain in effect for not less than three years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time to the extent available; provided that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto; and further provided that if the Surviving Corporation is unable to obtain the insurance called for by this
Section 6.7(b), the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

  SECTION 6.8. Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice. Notwithstanding anything to the contrary herein, no provision of this Agreement shall limit or restrict the right of the Board to amend, rescind or take or omit to take any action pursuant to or under any provision of the Rights Agreement; provided, however, that no such amendment, action or omission will cause the acquisition of Shares pursuant to the Offer or the consummation of the Merger to give rise to a Triggering Event.

  SECTION 6.9. Guarantee of Performance. Parent hereby guarantees the performance by Acquisition of its obligations under this Agreement and the indemnification obligations of the Surviving Corporation pursuant to Section 6.7(a) hereof.

  SECTION 6.10. Redemption of Rights. At Parent's request, the Company will take such action as Parent may request to effectuate the redemption, at any time after the purchase by Acquisition pursuant to the Offer of at least a majority of the outstanding Shares, of the Rights.

                                   ARTICLE 7

                    CONDITIONS TO CONSUMMATION OF THE MERGER

  SECTION 7.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) this Agreement shall have been adopted by the affirmative vote of the shareholders of the Company by the requisite vote;

    (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any U.S. court or U.S. governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

    (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and

    (d) Acquisition shall have purchased Shares pursuant to the Offer.

                                   ARTICLE 8

                         TERMINATION; AMENDMENT; WAIVER

  SECTION 8.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time, but prior to the Effective Time:

    (a) by mutual written consent of Parent, Acquisition and the Company;

    (b) by Parent and Acquisition or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable;

    (c) by Parent and Acquisition if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Acquisition shall have (A) terminated the Offer or (B) failed to pay for Shares pursuant to the Offer within 60 days following the date hereof;

    (d) by the Company if (i) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company and Acquisition shall have (A) terminated the Offer or (B) failed to pay for Shares pursuant to the Offer within 60 days following the date hereof or (ii) prior to the purchase of Shares pursuant to the Offer, a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel, is more favorable to the Company's shareholders than the Offer and the Merger, provided that such termination under this clause (ii) shall not be effective until payment of the fee required by Section 8.3(b) hereof;

    (e) by Parent and Acquisition prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, (ii) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date in which the Offer expires, (iii) the Company shall engage in negotiations with any entity or group (other than Parent or Acquisition) that has proposed a Third Party Acquisition (as defined below), (iv) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Acquisition its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing or (v) the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date an entity or group (other than Parent or Acquisition) shall have made and not withdrawn a proposal with respect to a Third Party Acquisition; or

    (f) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition which materially adversely affects (or materially delays) the consummation of the Offer or (ii) there shall have been a material breach of any covenant or agreement on the part of Parent or Acquisition and which materially adversely affects (or materially delays) the consummation of the Offer which shall not have been cured prior to the earliest of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires.

  SECTION 8.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 8.2 and Sections 6.3(b) and 8.3 hereof. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

  SECTION 8.3. Fees and Expenses. (a) In the event Parent and Acquisition terminate this Agreement pursuant to Section 8.1(e)(i) or 8.1(e)(ii) hereof, Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of $20 million as liquidated damages immediately upon such a termination. It is specifically agreed that the amount to be paid pursuant to this Section 8.3(a) represents liquidated damages and not a penalty.

  (b) If

   (i) Parent and Acquisition terminate this Agreement pursuant to Section 8.1(e)(ii), (iii), (iv) or (v) hereof and, within 12 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party

      Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination; or

   (ii) Parent and Acquisition terminate this Agreement pursuant to Section 8.1(e)(iii), (iv) or (v), and within 12 months thereafter a Third Party Acquisition shall occur involving a consideration for Shares (including the value of any stub equity) in excess of the Per Share Amount; or

  (iii) the Company terminates this Agreement pursuant to 8.1(d)(ii) hereof,

the Company shall pay to Parent and Acquisition, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such termination pursuant to Section 8.1(d)(ii), a fee, in cash, of $50,000,000, provided however that the Company in no event shall be obligated to pay more than one such $50,000,000 fee with respect to all such agreements and occurrences and such termination. In case liquidated damages shall have been paid pursuant to Section 8.3(a) in connection with such a termination, the amount so paid, minus an amount equal to the fees and expenses that would have been collectible by Parent and Acquisition pursuant to Section 8.3(c) but for the operation of clause (ii) of the parenthetical of the first sentence thereof, shall be credited against the amount payable pursuant to this Section 8.3(b).

  "Third Party Acquisition" means the occurrence of any of the following events
(i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange
Act) or entity other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 30% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding Shares, other than a repurchase which was not approved by the Company or publicly announced prior to the termination of this Agreement and which is not part of a series of transactions resulting in a change of control.

  (c) Upon the termination of this Agreement for any reason prior to the purchase of Shares by Acquisition pursuant to the Offer (other than (i) termination by the Company pursuant to Section 8.1(f) hereof and (ii) termination in circumstances requiring the Company to pay liquidated damages as contemplated by Section 8.3(a) hereof) the Company shall reimburse Parent, Acquisition and their affiliates (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $8,800,000, actually and reasonably incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants). Parent and Acquisition have provided the Company with an estimate of the amount of such fees and expenses and, if Parent or Acquisition shall have submitted a request for reimbursement hereunder, will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $8,800,000) within one business day of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

  (d) Except as specifically provided in this Section 8.3 each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

  SECTION 8.4. Amendment. Subject to Section 1.3(c), this Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

  SECTION 8.5. Extension; Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 9

                                 MISCELLANEOUS

  SECTION 9.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

  SECTION 9.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

  SECTION 9.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

  SECTION 9.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

   if to Parent or Acquisition to:  Northrop Corporation
                                    1840 Century Park East
                                    Los Angeles, California 90067
                                    Attention: General Counsel
                                    Facsimile No.
   if to the Company to:            Grumman Corporation
                                    1111 Stewart Avenue
                                    Bethpage, New York 11714-3580
                                    Attention: General Counsel
                                    Facsimile No. (516) 575-2921

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

  SECTION 9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

  SECTION 9.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  SECTION 9.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 6.7 and 9.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  SECTION 9.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          NORTHROP CORPORATION

                                          By: /s/ Kent Kresa

                                          Name: Kent Kresa
                                          Title: Chairman of the Board,
                                                 President and Chief Executive
                                                 Officer

                                          NORTHROP ACQUISITION, INC.

                                          By: /s/ Richard R. Molleur

                                          Name: Richard R. Molleur
                                          Title: Vice President

                                          GRUMMAN CORPORATION

                                          By: /s/ Renso L. Caporali

                                          Name: Renso L. Caporali
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer

                                    ANNEX A

  THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX A IS ATTACHED.

  Notwithstanding any other provisions of the Offer, Acquisition shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any Shares, and may terminate the Offer and not accept for payment or pay for any Shares, if (i) immediately prior to the expiration of the Offer (as it may be extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after April 3, 1994 and prior to the acceptance for payment of Shares, Acquisition makes a determination (which shall be made in good faith) that any of the following conditions exist:

  (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, proposed or threatened, by any state or federal government or governmental authority or by any U.S. court, other than the routine application to the Offer, the Merger or other subsequent business combination of waiting periods under the HSR Act, that presents a substantial likelihood of (1) making the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibiting, restricting or significantly delaying consummation of the Offer, (2) imposing material limitations on the ability of Acquisition to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by Acquisition on all matters properly presented to the shareholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, its subsidiaries, Acquisition or any of their respective affiliates, or (3) otherwise having a Material Adverse Effect on the Company, Parent or Acquisition; or

  (b) any material adverse change shall have occurred or be threatened, or Parent or Acquisition shall have become aware of any fact or circumstance, that has had or is reasonably likely to have a Material Adverse Effect on the Company; or

  (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, (iv) any limitation (whether or not mandatory), by any U.S. governmental authority or agency on, or any other event that, in the judgment of Acquisition, is reasonably likely to materially adversely affect, the extension of credit by banks or other financial institutions, (v) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (vi) in the case of any of the situations described in clauses (i) through (v) inclusive, existing at the date of the commencement of the Offer, a material acceleration or worsening thereof; or

  (d) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Acquisition, any of its affiliates, or any group of which any of them is a member shall have acquired beneficial ownership of more than 30% of the outstanding Shares or shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries; or

  (e) the Merger Agreement shall have been terminated in accordance with its terms; or

  (f) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Acquisition its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing which, in the sole judgment of Acquisition in any such case, and regardless of the circumstances (including any action or omission by Acquisition) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

                                                                      EXHIBIT B

                                          April 4, 1994

Board of Directors
Grumman Corporation
1111 Stewart Avenue
Bethpage, NY 11714

Gentlemen and Madame:

  You have requested that we confirm our oral opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Grumman Corporation (the "Company") of the $62.00 per Share in cash to be received by such holders in the Offer and the Merger (each as defined below) pursuant to the Agreement and Plan of Merger dated as of April 3, 1994 among Northrop Corporation ("Northrop"), Northrop Acquisition, Inc. ("Northrop Acquisition") a wholly owned subsidiary of Northrop, and the Company (the "Northrop Merger Agreement").

  The Northrop Merger Agreement provides for a tender offer for all of the Shares (the "Northrop Offer") pursuant to which Northrop Acquisition will pay $62.00 per Share in cash for each Share accepted. The Northrop Merger Agreement further provides that following completion of the Northrop Offer, Northrop Acquisition will be merged with and into the Company (the "Northrop Merger") and each outstanding Share (other than Shares already owned by Northrop or Northrop Acquisition) will be converted into the right to receive $62.00 in cash.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Northrop Merger Agreement.

  In connection with this opinion, we have reviewed, among other things, the Northrop Merger Agreement; the Tender Offer Statement on Schedule 14D-1, dated March 14, 1994, of Northrop Acquisition, including the Offer to Purchase; the Solicitation/Recommendation Statement on Schedule 14D-9 dated April 4, 1994 of the Company; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1993; certain interim reports to Shareholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its Shareholders and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace and defense industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

  Based upon and subject to the foregoing and based upon such other matters as we considered relevant, we confirm our oral opinion that, as of April 3, 1994, the $62.00 per Share in cash to be received by the holders of Shares in the Northrop Offer and the Northrop Merger is fair to such holders.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.

                                                                       EXHIBIT C

                 EXCERPT FROM NEW YORK BUSINESS CORPORATION LAW

(S) 62PROCEDURE3TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

  (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

  (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

  (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

  (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

  (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (l) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

  (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

    (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

    (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

    (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

    (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

    (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

    (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

    (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.

  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

    (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

    (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

    (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

  (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

  (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

  (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by Ch. 117, L. '86, eff. 9-1-86.)

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REVOCABLE PROXY

                              GRUMMAN CORPORATION

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GRUMMAN.

  The undersigned hereby appoints Kent Kresa, Richard R. Molleur and Sheila M. Gibbons, or any of them, each with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes such persons to represent and to vote as designated below all shares of the common stock of Grumman Corporation ("Grumman") which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Grumman to be held on May 18, 1994 and at any adjournments or postponements thereof (the "Special Meeting").

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITEM 1. IMPORTANT--PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY.

                           (Continued on other side)

- -------------------------------------------------------------------------------

PLEASE MARK BOXES [||] OR [X] IN BLUE OR BLACK INK.

1. Approval of Agreement and Plan of Merger, dated as of April 3, 1994, among Grumman, Northrop Corporation and Northrop Acquisition, Inc., a wholly owned subsidiary of Northrop Corporation, which provides, among other things for the merger of Northrop Acquisition, Inc. into Grumman.

   FOR   AGAINST   ABSTAIN
   [_]     [_]       [_]

2.To transact such other business as may properly come before the Special
  Meeting.

  THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEM 1.

  The undersigned acknowledges receipt of the Notice of Special Meeting and Proxy Statement for the Special Meeting.

  When signed as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  Whether or not you plan to attend the Special Meeting, you are urged to execute, date and return this proxy, which may be revoked at any time prior to its use.
                                                Dated: ___________________, 1994


                                                ________________________________


                                                ________________________________
                                                   (Signature of Shareholder)

                                                ________________________________
                                                    (Signature of Additional
                                                        Shareholder(s))

                                                Please sign your name exactly
                                                as it appears hereon, date and
                                                return this proxy in the reply
                                                envelope provided. If you
                                                receive more than one proxy
                                                card, please sign, date and
                                                return all cards received.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

- -------------------------------------------------------------------------------